UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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THE KRAFT HEINZ COMPANY
200 East Randolph Street, Suite 7600
Chicago, Illinois 60601

 NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	11:00 a.m. EDT on Monday, April 23, 2018

PLACE:	Offices of Reed Smith LLP
225 Fifth Ave.
Pittsburgh, PA 15222

ITEMS OF BUSINESS:	(1)	To elect all director nominees named in the Proxy Statement to one-year terms expiring in 2019;
	(2)	To hold an advisory vote to approve executive compensation;
	(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2018;
	(4)	To vote on one shareholder proposal, if properly presented; and
	(5)	To transact any other business properly presented at the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on February 22, 2018.

WHO MAY ATTEND:
If you would like to attend the Annual Meeting, you must be a stockholder of record on the record date and obtain an admission ticket in advance. For details on attending the Annual Meeting, see Question 19 on page 44 of the Proxy Statement.

DATE OF DISTRIBUTION:
We mailed our Notice of Internet Availability of Proxy Materials on or about March 2, 2018. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 30, 2017 and the proxy card on or about March 2, 2018.

March 2, 2018
Rashida La Lande Senior Vice President, Global General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 23, 2018
The Kraft Heinz Company’s Proxy Statement and Annual Report on Form 10-K
are available at https://materials.proxyvote.com/500754

i

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING	41

PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS	41

2019 ANNUAL MEETING OF STOCKHOLDERS	45

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PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This is not a complete description, and you should read the entire Proxy Statement carefully before voting.
ANNUAL MEETING

Time and Date	11:00 a.m. EDT on Monday, April 23, 2018

Place	Offices of Reed Smith LLP, 225 Fifth Ave., Pittsburgh, PA 15222

Record Date	February 22, 2018

Voting	Stockholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”).

Admission
If you plan to attend the Annual Meeting, you must be a stockholder of record on the Record Date and obtain an admission ticket in advance as described in Question 19 on page 44 of this Proxy Statement. Due to security and space considerations, it is mandatory that you obtain an admission ticket in advance.

VOTING PROPOSALS AND BOARD RECOMMENDATION

Proposal		Board Recommendation	Page Reference

Proposal 1 –	Election of Directors	For all nominees	3

Proposal 2 –	Advisory Vote to Approve Executive Compensation	For	8

Proposal 3 –	Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Auditors for 2018	For	8

Proposal 4 –	Shareholder Proposal: Resolution Related to Packaging	Against	20

BOARD OF DIRECTORS
The table below provides summary information about each director nominee as of February 27, 2018.

Name	Age	Director Since	Occupation and Experience	Independent	Audit	Comp	Gov
Gregory E. Abel	55	2013	Vice Chairman, Non-Insurance Business Operations, Berkshire Hathaway Inc.	Yes
Alexandre Behring (Chairman)	51	2013	Founding Partner, Managing Partner and Board Member, 3G Capital	Yes		Chair	Chair
Tracy Britt Cool	33	2013	Chief Executive Officer, The Pampered Chef	Yes
John T. Cahill (Vice Chairman)	60	2015	Former Chairman and Chief Executive Officer, Kraft Foods Group, Inc.	No
Feroz Dewan	41	2016	Chief Executive Officer, Arena Holdings Management	Yes	X
Jeanne P. Jackson	66	2015	Founder and Chief Executive Officer of MSP Capital	Yes	X		X
Jorge Paulo Lemann	78	2013	Founding Partner and Board Member, 3G Capital	Yes		X	X
John C. Pope	68	2015	Chairman, PFI Group, LLC	Yes	Chair		X
Marcel Herrmann Telles	68	2013	Founding Partner and Board Member, 3G Capital	Yes		X	X
Alexandre Van Damme	56	N/A	Former Executive Officer, Anheuser-Busch InBev	Yes
George Zoghbi	51	N/A	Special Advisor, The Kraft Heinz Company	No

EXECUTIVE COMPENSATION SUMMARY
The Kraft Heinz Company (“Kraft Heinz,” “we”, "our" or “us”) annually asks our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” (the “CD&A”), which begins on page 25). Our Board of Directors, primarily through the Compensation Committee, defines and oversees our executive compensation program which is based on a pay-for-performance philosophy and designed to accomplish the following goals:

•	Reward superior financial and operational performance;

•	Place a significant portion of compensation at risk if performance goals are not achieved;

•	Align the interests of the Named Executive Officers with those of our stockholders; and

•	Enable us to attract, retain and motivate top talent.
As described in further detail in the CD&A below, consistent with these goals, our compensation program has been designed with a view toward linking a significant portion of the compensation of each Named Executive Officer to company and individual performance and the growth in the value of Kraft Heinz. Please read the CD&A and related “Executive Compensation Tables” for additional details about our executive compensation programs, including information about our Named Executive Officers’ fiscal year 2017 compensation.
AUDITORS
We are also asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 29, 2018.

COMPANY PROPOSALS
PROPOSAL 1. ELECTION OF DIRECTORS
Director Nomination and Qualification
In July 2015, through a series of transactions, we consummated the merger of Kraft Foods Group, Inc. (“Kraft”) with and into a wholly owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”) (the “2015 Merger”). Prior to the 2015 Merger, Heinz common stock was owned primarily by Berkshire Hathaway Inc. (“Berkshire Hathaway”) and 3G Global Food Holdings, LP (“3G Global Food Holdings” and together with its affiliates, “3G Capital”) following their acquisition of H. J. Heinz Company in 2013. At the closing of the 2015 Merger, Heinz was renamed The Kraft Heinz Company. Berkshire Hathaway and 3G Capital continue to hold a majority of our outstanding shares. See “Ownership of Equity Securities” for further information about their respective stock ownership.
In connection with the 2015 Merger, Kraft and Heinz agreed on the selection of directors to serve on the initial Board of Directors of Kraft Heinz (the “Board” or the “Board of Directors”) upon the closing, including the following Director nominees:

•	Messrs. Behring, Lemann and Telles (each of whom was selected by 3G Global Food Holdings);

•	Mr. Abel and Ms. Cool (each of whom was selected by Berkshire Hathaway); and

•	Messrs. Cahill and Pope and Ms. Jackson (each of whom was selected by Kraft).
There were no other agreements between Kraft and Heinz regarding the selection of directors of Kraft Heinz following the merger. Upon the closing of the 2015 Merger, 3G Capital and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and its affiliates vote the shares of Kraft Heinz common stock held by them with respect to supporting certain directors who are nominated by the Board and designated for support by either 3G Global Food Holdings or Berkshire Hathaway. See “Corporate Governance and Board Matters — Independence and Related Person Transactions — Certain Relationships and Transactions with Related Persons —Shareholders’ Agreement” for further information.
On January 31, 2018, Mackey McDonald informed us that he will retire from the Board following the end of his term at the Annual Meeting. On February 23, 2018, we announced that Warren Buffett would also retire from the Board following the end of his term at the Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee (the “Governance Committee”), the Board nominated George Zoghbi and Alexandre Van Damme to fill the vacancies created in connection with Mr. McDonald’s and Buffett's retirement, respectively. The Governance Committee is responsible for identifying, evaluating and recommending to the Board nominees for election at the Annual Meeting. The Governance Committee relies on nominee suggestions from the directors, stockholders, management and others. From time to time, the Governance Committee may retain executive search and board advisory firms to assist in identifying and evaluating potential nominees. The Governance Committee and the Board believe that the current size (i.e., eleven directors) allows for effective committee organization and facilitates efficient meetings and decision-making. In January 2018, the Governance Committee recommended and the Board nominated each director nominee for election to the Board of Directors. This included the nominations of Mr. Zoghbi and Mr. Van Damme.
Qualifications
The Board believes all Directors should possess certain personal characteristics, including integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These factors include: the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s business environment; understanding of Kraft Heinz’s businesses and markets; professional expertise and background; and other factors that promote diversity of views and experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Kraft Heinz responsibilities, taking into account the individual’s other commitments. In addition, the Board considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.

When determining whether to recommend a director for re-election, the Governance Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities.
Diversity
The Guidelines provide that the Governance Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience on the Board, the Governance Committee believes that diversity offers a significant benefit to the Board and Kraft Heinz, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including manufacturing, marketing, technology, finance and accounting. As discussed below under “ — Individual Skills and Experience,” the Director nominees have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers.
Individual Skills and Experience
When evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to general qualifications. The Governance Committee evaluates each individual in the context of the Board as a whole and works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our stockholders’ interests. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Governance Committee conducts an annual evaluation of the Board to assess the experience, skills, qualifications, diversity and contributions of each individual and of the Board as a whole. The Governance Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs.
The Board believes that all the Director nominees are highly qualified. As the biographies below show, the Director nominees have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group, they represent diverse views, experiences and backgrounds. All Director nominees satisfy the criteria set forth in our Guidelines.
The Governance Committee recommended, and the Board nominated, each of the Director nominees listed below for election at the Annual Meeting. All Director nominees are standing for election as Directors to hold office for a one-year term expiring at the 2019 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified. The following presents information regarding each Director nominee as of February 27, 2018, including information about the director’s professional experience, public company directorships held and qualifications.
THE BOARD RECOMMENDS STOCKHOLDERS VOTE FOR EACH NOMINEE.
Gregory E. Abel, age 55, has served on our Board since June 2013. In January 2018, Mr. Abel was elected to the Board of Directors of Berkshire Hathaway, a diversified holding company, and appointed as its Vice Chairman, Non-Insurance Business Operations. In connection with this appointment, Mr. Abel is Executive Chairman of the Board of Directors of Berkshire Hathaway Energy Company and resigned as the company’s Chief Executive Officer and President, roles that he had held since 2008 and 1998, respectively. Berkshire Hathaway Energy Company is a diversified global holding company that owns subsidiaries principally engaged in energy businesses.

Until January 2018, Mr. Abel served as Chairman, Chief Executive Officer and Director of PacifiCorp, as Chairman, President, Chief Executive Officer and Director of CE Casecnan Ltd., as Chairman and Director of Northern Natural Gas Company, Northern Powergrid Holdings Company and NV Energy, Inc., as Director of AltaLink Management Ltd., as Director and Vice Chairman of Edison Electric Institute, an association of U.S. investor-owned electric companies, and as Director of Nuclear Electric Insurance Limited, a mutual insurance company of nuclear power facilities.

Mr. Abel serves as Director of HomeServices of America, Inc., a residential real estate brokerage firm, and as Director and Vice Chairman of Associated Electric & Gas Insurance Services, Inc., a managing general agent for a mutual insurance company.

Mr. Abel has experience as chief executive officer and director of multiple energy companies. Due to his service as a director in a highly-regulated industry and his management experience, he provides the Board with strong regulatory and operational skills, including international experience.
Alexandre Behring, age 51, has served on our Board as Chairman since June 2013. Mr. Behring is a Founding Partner and has been Managing Partner and a board member of 3G Capital, a global investment firm, since 2004. He also has served as the Executive Chairman of the Board of Restaurant Brands International Inc., the parent company of Burger King, Popeyes and Tim Hortons, quick service restaurant companies, since October 2014. Previously, he had served on the Board of Directors of Burger King Worldwide, Inc. and its predecessor as chairman from October 2010 until December 2014. Mr. Behring has also served as a director of Anheuser-Busch Inbev, a global brewer, since April 2014.
Previously, Mr. Behring spent 10 years at GP Investments, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He served as a director of ALL until December 2011. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company.
Mr. Behring’s extensive leadership experience in developing and operating both public and private companies brings an important perspective and ability to lead and motivate. Mr. Behring’s particular qualifications and operational, financial, logistics and strategic skills strengthen the Board’s collective knowledge and capabilities.
Tracy Britt Cool, age 33, has served on our Board since June 2013. Ms. Cool has served as Chief Executive Officer of The Pampered Chef, a direct seller of high-quality cooking tools, since November 2014. Ms. Cool joined Berkshire Hathaway, The Pampered Chef’s parent company, in December 2009 as Financial Assistant to the Chairman. Ms. Cool is currently the Chairman of Benjamin Moore & Co., a leading manufacturer and retailer of paints and architectural coatings, Chairman of Larson-Juhl, a manufacturer and distributor of wood and metal framing products, and Chairman of Oriental Trading Company, a direct merchant of party suppliers, arts and crafts, toys and novelties. Ms. Cool is also a director of Blue Apron Holdings, Inc., an ingredient-and-recipe meal kit service.
Ms. Cool’s background as a senior leader of several consumer product companies provides her with a strong fundamental understanding related to our business. She also brings important insight into financial, marketing, product development and other complex subjects.
John T. Cahill, age 60, has served on our Board as Vice Chairman since July 2015, prior to which he had served as Chairman and Chief Executive Officer of Kraft since December 2014. Mr. Cahill previously served as Kraft’s non-executive Chairman from March 2014 to December 2014. Prior to that, he served as Kraft’s Executive Chairman since October 2012. Mr. Cahill joined Mondelēz International, Inc. (“Mondelēz International”), a food and beverage company and Kraft’s former parent, in January 2012 as the Executive Chairman Designate, North American Grocery, and served in that capacity until the spin-off of Kraft from Mondelēz International in October 2012. Prior to that, he served as an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. He currently serves as lead independent director of American Airlines Group and is also a director at Colgate-Palmolive Company and a former director of Kraft and Legg Mason, Inc.
Mr. Cahill has extensive experience in the food and beverage industry, having served as Chairman and Chief Executive Officer of Kraft and in various key roles at other food and beverage companies. Mr. Cahill brings global leadership, operating, marketing and product development experience, as well as insight into corporate governance, accounting and financial subjects.

Feroz Dewan, age 41, has served on our Board since October 2016. Mr. Dewan is CEO of Arena Holdings Management LLC, an investment holding company. Previously, Mr. Dewan has served in several positions with Tiger Global Management, an investment firm with approximately $20 billion under management across public and private equity funds, from 2003 to 2015, including most recently as Head of Public Equities. He also served as a Private Equity Associate at Silver Lake Partners, a private equity firm focused on leveraged buyout and growth capital investments in technology, technology-enabled and related industries, from 2002 to 2003. Mr. Dewan has served as a director of Fortive Corporation, a diversified industrial growth company since July 2016.
Mr. Dewan has experience with technology and technology-related companies, including extensive experience in valuation, investments, financial reporting, capital allocation, operational oversight and corporate governance.
Jeanne P. Jackson, age 66, has served on our Board since July 2015 and previously served on the Kraft board of directors from October 2012 to July 2015. Ms. Jackson is Founder and Chief Executive Officer of MSP Capital, a private investment company, since 2017. Previously she had served as President and Strategic Advisor, of NIKE, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories, from June 2016 to August 2017, President, Product and Merchandising from July 2013 until June 2016 and President, Direct to Consumer from 2009 until July 2013. Prior to that, Ms. Jackson served as the Chief Executive Officer of MSP Capital from 2002 to 2009 and as Chief Executive Officer of Walmart.com, a private eCommerce enterprise, from 2000 to 2002. Ms. Jackson previously served in various leadership positions at Gap Inc., Victoria’s Secret, Saks Fifth Avenue and Federated Department Stores, Inc., all clothing retailers, and Walt Disney Attractions, Inc., the theme parks and vacation resorts division of The Walt Disney Company. Ms. Jackson currently serves as a director of Delta Airlines, Inc., and McDonald’s Corporation and was formerly a director of Kraft.
As a former senior executive with several major consumer retailers and service as audit committee member of several public companies, Ms. Jackson brings knowledge of accounting and financial subjects as well as leadership, operating and marketing experience.
Jorge Paulo Lemann, age 78, has served on our Board since June 2013. Mr. Lemann is a Founding Partner and has been a board member of 3G Capital since 2004. Mr. Lemann founded and was Senior Partner of Banco de Investimentos Garantia S.A. in Brazil from 1971 through June 1998. He was also Chairman of the Latin American Advisory Committee of the New York Stock Exchange and formerly a director of Anheuser-Busch InBev. Mr. Lemann has been a member of JP Morgan International Council since 2012.
Mr. Lemann has experience as a director of a consumer products company and has strong international experience in the beverage industry. He also has broad knowledge of strategy, financial, investing and business development.
John C. Pope, age 68, has served on our Board since July 2015 and previously served on the Kraft board of directors from August 2012 to July 2015. Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm, since 1994. Mr. Pope also serves as Chairman of the Board of R.R. Donnelley and Sons Co., a marketing and business communication company, since May 2014 and from November 2004 to December 2011, he served as Chairman of the Board of Waste Management, Inc., a provider of comprehensive waste management services. Mr. Pope also served as Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities at United Airlines, a U.S.-based airline, and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance. Mr. Pope is currently Chairman of the Board of R.R. Donnelley and Sons Co. and a director of Talgo S.A., a railcar manufacturer, and Waste Management, Inc. Mr. Pope was formerly a director of Con-way, Inc., Kraft, and Navistar International Corporation.
Mr. Pope has served as Chairman of a financial management firm and in several key leadership roles at global companies, including as Chief Financial Officer. Combined with his experience as an audit committee member of several public companies, Mr. Pope brings accounting and financial expertise, as well as leadership, operating, marketing and international experience.
Marcel Herrmann Telles, age 68, has served on our Board since June 2013. Mr. Telles is a Founding Partner and has been a board member of 3G Capital since 2004 and a director of Anheuser-Busch InBev since 2004. He has also served as a director of AmBev, a subsidiary of Anheuser-Busch InBev since 2000, and as Chief Executive Officer of Companhia Cervejaria Brahma (which became AmBev in 2002) from 1989 to 1999. Mr. Telles was formerly a director of Lojas Americanas S.A. and Burger King Worldwide Holdings, Inc. and served as an advisory board member of ITAU-UNIBANCO.

Mr. Telles brings to the Board experience as a chief executive officer of a consumer products company, a director of companies in various industries and expertise in strategy and business development, finance, supply chain management and distribution and leadership development.
Alexandre Van Damme, age 56, has served as a member of the Board of Restaurant Brands International since December 2014. He previously served on the board of Burger King Worldwide, Inc. and its predecessor from December 2011 to December 2014. Mr. Van Damme has served as a member of the board of directors of Anheuser-Busch InBev since 1992. He held various operational positions within Interbrew, a large Belgian-based brewing company until 1991. Mr. Van Damme is also a board member of Jacobs Douwe Egberts B.V., a global coffee and tea company, and its subsidiary Keurig Green Mountain. He is also a director of DKMS, the largest bone marrow donor center in the world.
Mr. Van Damme’s long-term leadership at a large brewing company that is a major consumer brand gives him valuable expertise in business development, supply chain management, marketing, finance, risk assessment and strategy.
George Zoghbi, age 51, currently serves as a Special Advisor at Kraft Heinz, a role he transitioned to in October 2017 after having served as our Chief Operating Officer of the U.S. Commercial business since the 2015 Merger. Mr. Zoghbi previously held key leadership roles at Kraft, including Chief Operating Officer from February 2015 until the 2015 Merger and, before that, as Vice Chairman, Operations, R&D, Sales and Strategy from June 2014 until February 2015, Executive Vice President and President, Cheese & Dairy and Exports from February 2013 until June 2014 and Executive Vice President and President, Cheese and Dairy from October 2012 to February 2013. Prior to that, he served as President, Cheese and Dairy at Mondelēz International. Prior to joining Kraft in 2007, Mr. Zoghbi held a number of roles with Fonterra Cooperative, a multinational dairy cooperative, and Associated British Foods, a multinational food processor and retailer. Mr. Zoghbi currently serves as a director of Brambles Limited, a global supply chain logistics company.

Mr. Zoghbi has a comprehensive understanding of, and a unique perspective on, the Kraft Heinz business and the food and beverage markets from his distinguished career at Kraft Heinz and Kraft. He served a key leadership role during the integration of Kraft and Heinz and has extensive experience of delivering on innovation, renovation and new consumer trends.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. As described in detail in the CD&A, our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. We believe that our compensation program effectively aligns the interests of employees and stockholders and rewards superior financial and operational performance. Please read the CD&A beginning on page 25 and “Executive Compensation Tables” beginning on page 32 for specific details about our executive compensation programs. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on Kraft Heinz, our Compensation Committee or our Board. However, our Board and Compensation Committee value our stockholders’ opinions and will evaluate the results of this vote.
At our 2017 annual meeting of stockholders, the compensation of our named executive officers was approved by approximately 93.3% of the votes cast and we did not make any changes to our executive compensation program directly in response to this advisory vote. Based on this vote as well as input from and discussions with our stockholders, we believe our stockholders support our overall compensation principles, programs and practices.
We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that Kraft Heinz’s stockholders approve, on an advisory basis, the compensation paid to Kraft Heinz’s Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”
The Board recommends a vote FOR the approval of our Named Executive Officer compensation as disclosed in this Proxy Statement.
PROPOSAL 3. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of our Board of Directors is responsible for the appointment, compensation, oversight, retention and termination of our independent auditors. Pursuant to its charter, the Audit Committee has authority to approve all audit engagement fees to be paid to the independent auditors. The Audit Committee selected PwC, a registered public accounting firm, as our independent auditors for 2018.
The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the selection of PwC as our independent auditors. The Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent auditors for 2018 is in the best interests of Kraft Heinz and its stockholders. The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the selection, the Audit Committee may investigate the reasons for our stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Kraft Heinz’s and our stockholders’ best interests.
PwC has served as our independent auditors since 2015, and had served as Heinz's (and its predecessors') independent auditors prior to the 2015 Merger since 1979. We expect that representatives of PwC will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Additional information about our independent auditors, including our pre-approval policies and PwC’s aggregate fees for 2017 and 2016, can be found below under “Board Committees and Membership — Audit Committee.”
The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft Heinz’s independent auditors for 2018.

CORPORATE GOVERNANCE AND BOARD MATTERS
GOVERNANCE GUIDELINES AND CODES OF CONDUCT
Corporate Governance Guidelines
The Guidelines articulate our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; composition and structure of the Board; establishment and responsibilities of the committees of the Board; executive and director performance evaluations; and succession planning. The Governance Committee reviews the Guidelines annually and recommends any changes to the Board.
Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees
We have a written Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”) that is designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	due care, diligence and loyalty;

•	confidentiality of our proprietary information;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the Directors Ethics Code and prompt internal reporting of violations.
Annually, each non-employee director acknowledges in writing that he or she has received, reviewed and understands the Directors Ethics Code.
We also have a written Code of Conduct for employees (the “Code of Conduct”). The Code of Conduct includes a set of employee policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business to promote compliance and integrity. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. We will disclose in the Corporate Governance section of our Web site (described below) any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.
Corporate Governance Materials Available on Our Web Site
Our Web site contains the Guidelines, our Board committee charters, the Code of Conduct and the Directors Ethics Code. To view these documents, go to http://ir.kraftheinzcompany.com and click on “Corporate Governance.” We will promptly deliver free of charge, upon request, a copy of the Guidelines, the Board committee charters, the Code of Conduct or the Directors Ethics Code to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, IL 60601.
The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.
KEY CORPORATE GOVERNANCE PRACTICES
We have adopted a number of corporate governance practices to promote and enhance the Board’s independent leadership, accountability and oversight:

•	Leadership Structure. We have an independent Chairman of the Board, separate from our Chief Executive Officer. No member of our management serves on the Board.

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Executive Sessions. At each Board meeting, our directors meet without the Chief Executive Officer or any other members of management present to discuss issues important to Kraft Heinz, including any matters regarding management.

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Special Meetings of the Board. Our Amended and Restated By-Laws (the “By-Laws”) allow the Chairman, the Vice Chairman, or the chair of any committee with the support of at least two other directors, or the majority of the directors then in office, to call special meetings of the Board.

•	Annual Performance Evaluation. The Governance Committee develops and oversees an annual evaluation process for the Board.

•	Special Meetings of Stockholders. Our By-Laws allow stockholders of record of at least 20% of the voting power of our outstanding stock to call a special meeting of stockholders.

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Stockholder Action by Written Consent. Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) allows stockholder action by written consent if such consent is signed by stockholders holding not less than the minimum number of shares necessary to authorize such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.

•	Majority Voting in Director Elections. Our By-Laws provide that in uncontested elections, director nominees must be elected by a majority of the votes cast.
BOARD LEADERSHIP STRUCTURE
The Board has an independent Chairman, Mr. Behring, and a Vice Chairman, Mr. Cahill. The Chairman of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership and encouraging open communications. The Vice Chairman of the Board assists the Chairman and serves at meetings at which the Chairman is not in attendance or is unable to participate in a motion.
The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Under the Guidelines, the Board has adopted a general view that it is not necessary for a member of management to serve as a director, however, from time to time, the Board may determine that it is appropriate to nominate members of management to the Board, including the Chief Executive Officer. The Board will periodically evaluate our leadership structure to determine what structure is in our best interests at the time based on our particular circumstances. The Board believes that its decision on leadership structure should be based on the particular composition of the Board (including the tenure and skill sets of the individual directors and the Board as a whole) and the needs and opportunities of Kraft Heinz over time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our stockholders’ interests, the Board will consider various factors, including our specific business and long-term strategic needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices generally.
INDEPENDENCE AND RELATED PERSON TRANSACTIONS
Independence Determinations
The Guidelines require that a majority of the directors meet The NASDAQ Global Select Market ("NASDAQ") listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no direct or indirect material relationship with Kraft Heinz. The Board determined that, under the NASDAQ listing standards, the following director nominees are independent: Mr. Abel, Mr. Behring, Mr. Buffett, Ms. Britt Cool, Mr. Dewan, Ms. Jackson, Mr. Lemann, Mr. McDonald, Mr. Pope, Mr. Telles and Mr. Van Damme. Mr. Cahill, the former Chief Executive Officer of Kraft and a current consultant to Kraft Heinz, and George Zoghbi, our former Chief Operating Officer of the U.S. Commercial business and Special Advisor at Kraft Heinz are not independent.
In conducting its evaluations of Mr. Abel, Mr. Buffett and Ms. Britt Cool, the Board considered each individual’s affiliation with Berkshire Hathaway, which currently holds approximately 27% of our outstanding common stock. Similarly, in conducting its evaluations of Mr. Behring, Mr. Lemann and Mr. Telles, the Board considered each individual’s affiliation with 3G Capital, which currently holds approximately 24% of our outstanding common stock. In conducting its evaluation of Mr. Behring, the Board also considered his service on the board of directors of Restaurant Brands International Inc., the parent company of Burger King and Tim Hortons, quick service restaurant companies, which purchase certain of our products.

Review of Transactions with Related Persons
The Board has adopted a written policy regarding the review, approval or ratification of “related person transactions.” A related person transaction is one in which Kraft Heinz is a participant, the amount involved exceeds $120,000 and any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” include our directors, executive officers and 5% stockholders and their immediate family members. In accordance with this policy, the Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews, and approves, disapproves or ratifies the related person transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Kraft Heinz and in our and our stockholders’ best interests. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction. The chair of the Governance Committee will review and approve or ratify potential related person transactions when it is not practicable or desirable to delay review of a transaction until a Governance Committee meeting, and will report to the Governance Committee any transaction so approved or ratified. The Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the NASDAQ listing standards); and

•	whether the transaction would violate any provision of our Directors Ethics Code or Code of Conduct.
Registration Rights Agreement
In connection with the 2015 Merger, we entered into a registration rights agreement with 3G Global Food Holdings and Berkshire Hathaway. Pursuant to the registration rights agreement, we granted 3G Global Food Holdings and Berkshire Hathaway registration rights with respect to the shares of Kraft Heinz common stock held by 3G Global Food Holdings and Berkshire Hathaway as of the date of the closing of the merger, representing shares of Kraft Heinz common stock acquired from Heinz in connection with the merger and/or immediately prior to the merger pursuant to a warrant. The registration rights only apply to registrable shares and not shares of Kraft Heinz common stock subsequently acquired by either party. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. The rights are subject to certain holdback and suspension periods. We generally will bear all fees, costs and expenses related to registrations, other than underwriting discounts and commissions attributable to the sale of shares of Kraft Heinz common stock by 3G Global Food Holdings and Berkshire Hathaway, as applicable.
Demand Registration Rights
The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway demand registration rights. We will be required, upon the written request of 3G Global Food Holdings or Berkshire Hathaway, to file a registration statement pursuant to its demand rights under the registration rights agreement, as promptly as practicable and to use our reasonable best efforts to effect registration of shares of Kraft Heinz common stock requested to be registered by 3G Global Food Holdings or Berkshire Hathaway, subject to certain exceptions. Each of 3G Global Food Holdings and Berkshire Hathaway may request up to three demand registrations in the aggregate.
Shelf Registration Rights
The registration rights agreement also grants each of 3G Global Food Holdings and Berkshire Hathaway shelf registration rights. Subject to our eligibility to use a Registration Statement on Form S-3, each of 3G Global Food Holdings and Berkshire Hathaway may request that we file a shelf registration statement with respect to some or all of its shares of Kraft Heinz common stock, and, upon such request, we are required to file such registration statement promptly as practicable, subject to certain exceptions.

“Piggyback” Registration Rights
The registration rights agreement grants each of 3G Global Food Holdings and Berkshire Hathaway “piggyback” registration rights. If we register any of our shares of common stock, either for our own account or for the account of other stockholders, each of 3G Global Food Holdings and Berkshire Hathaway will be entitled, subject to certain exceptions, to include its shares of common stock in the registration.
Holdback Periods
Notwithstanding the registration rights described above, if there is an offering of shares of Kraft Heinz and the managing underwriters for the offering advise us that a public sale or distribution of shares outside the offering would adversely affect the offering, then, if requested, each of 3G Global Food Holdings and Berkshire Hathaway will not dispose of, or request the registration of, any registrable shares for a certain period, which we refer to as a holdback period. The holdback period will begin on the 10th day before the pricing date of the offering and extend for either (i) 120 days or (ii) an earlier date, if designated by the managing underwriters.
Suspension Periods
In addition, we may delay or suspend the filing, effectiveness or use of a registration statement for a certain period, which we refer to as a suspension period, if we determine that (i) proceeding with the use or effectiveness of the registration statement would require us to disclose material non-public information and the disclosure of that information at that time would not be in our best interests or (ii) the registration or offering to be delayed or suspended would, if not delayed or suspended, materially adversely affect us or delay or otherwise materially adversely affect the success of any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. During any calendar year, there will not be more than two suspension periods and the aggregate number of days included in all suspension periods in that year will not exceed 119 days.
Shareholders’ Agreement
In connection with the 2015 Merger, 3G Global Food Holdings and Berkshire Hathaway entered into a shareholders’ agreement that governs how each party and their affiliates will vote the shares of Kraft Heinz common stock held by them as of the date of closing of the merger, with respect to supporting certain directors that are designated by either 3G Global Food Holdings or Berkshire Hathaway. Pursuant to the shareholders’ agreement, 3G Global Food Holdings agrees that for so long as Berkshire Hathaway and its affiliates control shares representing at least 66% of the voting power in election of directors of shares owned by Berkshire Hathaway as of the consummation of the merger, 3G Global Food Holdings and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz board nominees designated by Berkshire Hathaway and not take any action to remove such designees without Berkshire Hathaway’s consent. Similarly, Berkshire Hathaway will agree that for so long as 3G Global Food Holdings and its affiliates control shares representing at least 66% of the voting power in elections of directors of shares owned by 3G Global Food Holdings as of the consummation of the merger, Berkshire Hathaway and its affiliates will vote their shares of Kraft Heinz common stock in favor of the three Kraft Heinz board nominees designated by 3G Global Food Holdings and not take any action to remove such designees without 3G Global Food Holdings’ consent. The shareholders’ agreement provides that each party’s foregoing rights and obligations will step down upon specified reductions in ownership below the 66% threshold described above by either 3G Global Food Holdings or Berkshire Hathaway and their respective affiliates, as applicable.
Consulting Agreement
On November 2, 2017, we entered into a new consulting agreement with Mr. Cahill pursuant to which he provides advisory and consulting services to us related to current and historical finances, relationships with licensors, customers and vendors, employee matters, product development, marketing and distribution, government affairs and strategic opportunities. Mr. Cahill is paid $500,000 annually under this new consulting agreement, which was approved by the disinterested members of the Board. Mr. Cahill’s services under the consulting agreement are distinct from his duties as a director. Previously, Mr. Cahill had provided similar services under a consulting agreement entered into following the 2015 Merger, which had expired in July 2017.

OVERSIGHT OF RISK MANAGEMENT
Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. The Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. The Audit Committee discusses guidelines and policies to govern the process by which management assesses and manages risk, including Kraft Heinz’s major financial risk exposures and the steps taken to monitor and control those exposures. In addition, pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Strategic Enterprise Risk Management (“SERM”) approach. Our SERM approach is an ongoing process affected at all levels of our operations and across business units and functions to identify, assess, monitor, manage and mitigate risk. The SERM approach facilitates open communication between management and the Board to advance the Board’s and committees’ understanding of our risk management process, how it is functioning, the participants in the process, key risks to our business and performance and the information gathered through the approach. The Audit Committee annually reviews the SERM approach, as well as the results of the annual SERM assessment.
Annually, the Audit Committee allocates responsibility for overseeing the review and assessment of key risk exposures and management’s response to those exposures to the full Board, or another committee of the Board or it retains those responsibilities, as appropriate. Management provides reports to the Board, the Audit Committee or other appropriate committee, in advance of meetings, regarding these key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The Audit Committee or other appropriate committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.
In addition to the SERM approach, the Board and each committee review and assess risks related to our business and operations throughout the year. For example, the Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the global economic environment. In addition, as discussed under “Board Committees and Membership — Compensation Committee — Analysis of Risk in the Compensation Architecture” below, the Compensation Committee oversees an evaluation of our compensation structure’s impact on risk taking and risk mitigation.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring their transactions and completing and filing Section 16(a) reports on their behalf.
We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 30, 2017, all required filings were timely made in accordance with Exchange Act requirements.
COMMUNICATIONS WITH THE BOARD
Information for stockholders and other parties interested in communicating with the Chairman, the Board or our independent directors, individually or as a group, is included in our Guidelines which are available on our Web site at http://ir.kraftheinzcompany.com/governance.cfm. Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft Heinz executive or employee. Our Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications.

MEETING ATTENDANCE
We expect directors to attend all Board meetings and meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held five meetings in 2017 and the standing committees of the Board held a total of 16 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2017. Directors are invited, but are not required, to attend the Annual Meeting of Stockholders. At our 2017 Annual Meeting of Stockholders, three of our directors attended in person.
BOARD COMMITTEES AND MEMBERSHIP
COMMITTEE MEMBERSHIP
Our Board designates the committee members and chairs based on the Governance Committee’s recommendations. The Board has three standing committees: Audit, Compensation and Governance. In October 2017, the Board dissolved its Operations and Strategy Committee which had assisted the Board in overseeing and facilitating the development and implementation of our ongoing operations and corporate strategy, primarily as it related to the integration of Kraft and Heinz. The Board has a written charter for each standing committee, which sets forth each committee’s roles and responsibilities. These charters are available on our Web site as discussed above under “Corporate Governance and Board Matters —Governance Guidelines and Codes of Conduct — Corporate Governance Materials Available on Our Web site.” The following table lists the current committee membership and the number of meetings held by each committee in 2017:

Director	Audit	Compensation	Governance
Alexandre Behring (Chairman)		Chair	Chair
John T. Cahill (Vice Chairman)
Gregory E. Abel
Tracy Britt Cool
Warren E. Buffett
Feroz Dewan	X
Jeanne P. Jackson	X		X
Jorge Paulo Lemann		X	X
Mackey J. McDonald	X	X
John C. Pope	Chair		X
Marcel Herrmann Telles		X	X
Meetings in 2017	11	3	2
AUDIT COMMITTEE
The Board established the Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter. Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence and performance. Our Audit Committee, among other duties, oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes and our systems of internal control over financial reporting and safeguarding of our assets;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ retention, termination, qualifications, independence and performance;

•	the performance of our internal auditors and internal audit function;

•	our financial matters and financial strategy; and

•	our guidelines and policies that govern the process by which we assess and manage risk.

The Audit Committee reviews and discusses with our independent auditors their audit procedures, including the audit plan and its scope with respect to Kraft Heinz’s consolidated financial statements, as well as annually reviews their independence and performance. In addition, the Audit Committee regularly meets with the independent auditors without management present at their in-person meetings. The Audit Committee also selects the lead audit engagement partner and considers regular rotation of the lead partner(s) as required by law or otherwise appropriate.
The Audit Committee consists entirely of independent directors, and each director meets the independence requirements set forth in the listing standards of NASDAQ, Rule 10A-3 under the Exchange Act and the Audit Committee charter. The Board has determined that each Audit Committee member is able to read and understand fundamental financial statements. In addition, the Board has determined that Ms. Jackson and Mr. Pope are “audit committee financial experts” within the meaning of SEC regulations. No Audit Committee member received any payments in 2017 from us other than compensation for service as a director.
The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please contact us at www.KraftHeinzEthics.com.

Audit Committee Report for the Year Ended December 30, 2017
To our Stockholders:
Management has primary responsibility for Kraft Heinz’s financial statements and the reporting process, including the systems of internal control over financial reporting. The role of the Audit Committee of the Kraft Heinz Board of Directors is to oversee Kraft Heinz’s accounting and financial reporting processes and audits of its financial statements. In addition, we assist the Board in its oversight of:
•    The integrity of Kraft Heinz’s financial statements and Kraft Heinz’s accounting and financial reporting processes and systems of internal control over financial reporting and safeguarding the company’s assets;
•    Kraft Heinz’s compliance with legal and regulatory requirements;
•    Kraft Heinz’s independent auditors’ qualifications, independence and performance;
•    The performance of Kraft Heinz’s internal auditors and the internal audit function;
•    Kraft Heinz’s financial matters and financial strategy; and
•    Kraft Heinz’s guidelines and policies with respect to risk assessment and risk management.
Our duties include overseeing Kraft Heinz’s management, the internal audit department and the independent auditors in their performance of the following functions, for which they are responsible:
Management
•    Preparing Kraft Heinz’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP);
•    Establishing and assessing effective financial reporting systems and internal controls and procedures; and
•    Reporting on the effectiveness of Kraft Heinz’s internal control over financial reporting.
Internal Audit Department
•    Independently assessing management’s system of internal controls and procedures; and
•    Reporting on the effectiveness of that system.
Independent Auditors
•    Auditing Kraft Heinz’s financial statements;
•    Issuing an opinion about whether the financial statements conform with U.S. GAAP; and
•    Auditing the effectiveness of Kraft Heinz’s internal control over financial reporting.
Periodically, we meet, both independently and collectively, with management, the internal auditors and the independent auditors, among other things, to:
•    Discuss the quality of Kraft Heinz’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;
•    Review significant audit findings prepared by each of the independent auditors and internal audit department, together with management’s responses; and
•    Review the overall scope and plans for the current audits by the internal audit department and the independent auditors.

Prior to Kraft Heinz’s filing of its Annual Report on Form 10-K for the year ended December 30, 2017, with the SEC, we also:
•    Reviewed and discussed the audited financial statements with management;
•    Discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 Communications with Audit Committees;
•    Discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management;
•    Discussed all other items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;
•    Received from the independent auditors the written disclosures and the letter describing any relationships with Kraft Heinz that may bear on the independent auditors’ independence; and
•    Discussed with the independent auditors their independence from Kraft Heinz, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent auditors from performing specified services that could impair their independence and (ii) Kraft Heinz’s and the Audit Committee’s policies.
Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft Heinz’s Annual Report on Form 10-K for the year ended December 30, 2017 which was filed with the SEC on February 16, 2018
Audit Committee:
John C. Pope, Chair
Feroz Dewan
Jeanne P. Jackson
Mackey J. McDonald

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, or the Exchange Act, except to the extent that Kraft Heinz specifically incorporates it by reference in such filing.
Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit Committee’s policy also requires management to report at Audit Committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service. The Audit Committee reviews this policy annually.
During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit Committee approves the services before we engage the independent auditors. If pre-approval is needed before a scheduled Audit Committee meeting, the Audit Committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.
During 2017, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors’ Fees
Aggregate fees for professional services rendered by our independent auditors, PwC, for 2017 and 2016 are set forth in the table below (in thousands).

	2017	2016
Audit Fees	$9,353	$8,079
Audit-Related Fees	401	134
Tax Fees	1,009	676
All Other Fees	5	15
Total	$10,768	$8,904

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“Audit Fees” include (a) the audit of our consolidated financial statements, including statutory audits of the financial statements of certain of our affiliates and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

•	“Audit-Related Fees” include professional services in connection with accounting consultations and procedures related to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice.

•	“All Other Fees” consist principally of software license fees related to research and benchmarking.

•	All fees above include out-of-pocket expenses.

GOVERNANCE COMMITTEE
The Board determined that all of the Governance Committee members are independent within the meaning of the NASDAQ listing standards. The Governance Committee’s responsibilities include, among others:

•	identifying qualified individuals for Board membership consistent with Board approved criteria;

•	considering incumbent directors’ performance and suitability in determining whether to recommend that our Board nominate them for re-election;

•	making recommendations to our Board as to directors’ independence and related person transactions;

•	recommending to our Board the appropriate size, function, needs, structure and composition of our Board and its committees;

•	recommending to our Board directors to serve as members of each committee and candidates to fill committee vacancies;

•	developing and recommending to our Board and overseeing an annual self-evaluation process for our Board;

•	administering and reviewing the Directors Ethics Code; and

•	advising our Board on corporate governance matters, including developing and recommending to our Board corporate governance guidelines.
The Governance Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Governance Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the Governance Committee uses to evaluate a candidate it identifies, which are described above under “Company Proposals —Proposal 1. Election of Directors — Director Nomination and Qualification,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate.
For a description of how stockholders may nominate a candidate for the Governance Committee to consider for election to the Board at an annual meeting, see “2019 Annual Meeting of Stockholders” in this Proxy Statement.

COMPENSATION COMMITTEE
Compensation Committee Interlocks and Insider Participation
The Board has determined that all of the directors who served on the Compensation Committee during 2017 are independent within the meaning of the NASDAQ listing standards. No member of the Compensation Committee is a current, or during 2017 was a former, officer or employee of Heinz, Kraft, Kraft Heinz or any of its subsidiaries. During 2017, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions (for a description of our policy on related person transactions, see “Corporate Governance and Board Matters — Independence and Related Person Transactions” in this Proxy Statement). During 2017, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.
Responsibilities
The Compensation Committee’s responsibilities are more fully described in our Compensation Committee charter, and include, among other duties:

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establishing, reviewing, approving and administering our compensation and benefits policies generally (subject, if required by applicable law, stock exchange requirements or our charter documents, to stockholder approval), including establishing, reviewing and making recommendations with respect to any incentive-compensation and equity-based plans of the Company that are subject to Board approval;

•	assessing the appropriateness and competitiveness of our executive compensation programs;

•
reviewing and approving our Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon this evaluation, determining both the elements and amounts of his compensation;

•	reviewing management’s recommendations for, and determining and approving the compensation of, our executive officers and other officers subject to Section 16(a) of the Exchange Act;

•	determining annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees as they relate to our risk management practices and risk-taking incentives;

•	in consultation with the Chief Executive Officer, periodically reviewing the Company’s management succession planning for our Chief Executive Officer and his executive direct reports;

•	assessing the appropriateness of, and advising our Board regarding, the compensation of non-employee directors for service on our Board and its committees;

•	monitoring compliance with stock ownership guidelines;

•
reviewing and discussing with management our say on pay voting results, as well as preparing and approving the CD&A and the committee’s report to stockholders for inclusion in our annual proxy statement; and

•	reviewing and approving the implementation and execution of clawback policies that allow Kraft Heinz to recoup compensation paid to executive officers and other employees.
Under the Compensation Committee’s charter, it may delegate any of its responsibilities to the chair, another committee member or a subcommittee of committee members.
Compensation Consultant to the Committee
Under the Compensation Committee’s charter, it is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Compensation Committee has not retained a consultant or other advisor.

Analysis of Risk in the Compensation Architecture
Annually, the Compensation Committee evaluates the risk profile of our executive and broad-based employee compensation programs. In its 2017 evaluation, the Compensation Committee reviewed our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers or employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. As described below under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term stockholder returns. Based on its assessment of the current programs, the Compensation Committee concluded that the 2017 executive compensation plans were designed in a manner to:

•	Achieve a balance of short and long-term performance aligned with key stakeholder interests;

•	Discourage executives from taking unnecessary or excessive risks that would threaten the reputation and/or sustainability of Kraft Heinz; and

•	Encourage appropriate assumption of risk to the extent necessary for competitive advantage purposes.

Compensation Committee Report for the Year Ended December 30, 2017
The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 30, 2017, which was filed with the SEC on February 16, 2018.
Compensation Committee:
Alexandre Behring, Chair
Jorge Paulo Lemann
Mackey J. McDonald
Marcel Herrmann Telles

SHAREHOLDER PROPOSAL
In accordance with SEC rules, we are including the following shareholder proposal (Proposal 4), along with the supporting statement of the shareholder proponents. Kraft Heinz is not responsible for any inaccuracies in the shareholder proposal and supporting statement.
The Board recommends that you vote AGAINST this proposal for the reasons set forth in the Kraft Heinz’s Statement in Opposition, which follows the proposal beginning on page 21.
In accordance with Rule 14a-8(l)(1), the names, addresses and shareholdings of the filers of these proposals will be supplied upon request.
PROPOSAL 4. SHAREHOLDER PROPOSAL - PACKAGING
WHEREAS: The Kraft Heinz Company states it is "dedicated to the sustainable health of our people, our planet and our company," yet a significant amount of its brand product packaging is not recyclable. Non-recyclable packaging exacerbates already difficult efforts to recycle more materials. New studies suggest that discarded plastic packaging which reaches the ocean is toxic to marine animals and potentially to humans.
Kraft Capri-Sun and Kool-Aid Jammers juice drinks, and Heinz pouch pack ketchup are examples of products packaged in laminate pouches that cannot be recycled and are rarely collected for recovery. An estimated 5 billion units of Capri-Sun are sold worldwide. They are designed for the dump, not for recycling. Capri-Sun could be dispensed in recyclable PET plastic or glass bottles, paper cartons or aluminum cans as are Minute Maid, Juicy Juice, Tropicana and other juice brands. Using non-recyclable packaging when recyclable alternatives are available wastes valuable resources such as aluminum that could be perpetually recycled. Peers are acting: Honest Kids juice drink has switched packaging from pouches back to recyclable cartons. Unilever is financing research into pouch recycling technology.
Only 14% of plastic packaging is collected for recycling. Billions of pouches, representing significant amounts of embedded value and energy, lie buried in landfills. Non-recyclable packaging is more likely to be littered, swept into waterways and break down into small indigestible particles swirling in ocean gyres that birds and fish mistake for food. A September 2017 cleanup of plastic waste in Manila Bay found sachets and pouches like those used in Capri-Sun and Kool-Aid Jammers to be the most frequently found items on beaches.
Plastic does an estimated $13 billion in damage to marine ecosystems annually. Eight million tons of plastics leak into the ocean annually. If no action is taken, oceans are expected to contain more plastic than fish by 2050.
U.S. Environmental Protection Agency studies suggest a synergistic effect between persistent toxic chemicals and plastic debris. Plastics absorb toxics such as dioxins from water and transfer them to the marine food web and potentially to human diets, increasing the risk of adverse effects to wildlife and humans.
Better management of plastic could save consumer goods companies $4 billion a year. Making all packaging recyclable is the first step to reducing the threat posed by ocean debris. Shareholders deserve an explanation why the company has not made stronger efforts to reduce non-recyclable packaging.
BE IT RESOLVED THAT: Shareowners of Kraft Heinz request that the Board of Directors issue a report at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use non-recyclable brand packaging.
Supporting Statement: Proponents believe the report should include an assessment of the reputational, financial and operational risks associated with continuing to use non-recyclable brand packaging and if possible, goals and a timeline to phase out non-recyclable packaging; or provide evidence of substantive actions taken to make these materials recyclable.

KRAFT HEINZ’S STATEMENT IN OPPOSITION TO PROPOSAL 4
At The Kraft Heinz Company, we believe in living our Vision - To Be the Best Food Company, Growing a Better World - in earnest, every day. From our quality controls to the relationships we have with our growers and suppliers, we’re committed to responsible business practices extending to every facet of our business, and continuous evaluation to identify better and more sustainable ways to operate.
When Kraft Heinz was formed in 2015, we prioritized corporate citizenship and sustainability efforts, beginning with materiality assessments to drive our corporate social responsibility (CSR) strategy and goal-setting. We engaged a variety of stakeholders and collected input across many topic areas. Those conversations and subsequent assessments allowed us to identify and carefully consider the environmental and societal issues that are of greatest concern to our stakeholders and could have an impact on the long-term success of our business.
The collective results of these assessments can be found in our inaugural Kraft Heinz CSR Report (the "Report"), published in December 2017. Expected to be delivered biennially, the Report announces the Kraft Heinz CSR strategy and goals, and offers detail on priorities and progress to-date. Reflecting our enhanced commitment to CSR performance, the strategy and accompanying reporting is guided by the issues that matter most to our business and stakeholders, and focuses on areas where Kraft Heinz can have the greatest impact.
Our goal is to build trust among the Company’s broad set of stakeholders by promoting socially-responsible practices across our supply chain, setting aggressive environmental goals, improving the products we sell and making impactful advancements in communities - all with a commitment to transparency and two-way dialogue.
The following outlines key goals and highlights of the Kraft Heinz CSR strategy in each of our four established pillars - Better Supply Chain, Better Environment, Better Products and Better Communities.
Better Supply Chain
We believe in a sustainable, global supply chain. Establishing responsible farm-to-market ingredient and material sourcing policies and practices helps us deliver world-class products today and tomorrow. We’ve taken significant steps to strengthen and expand our policies and will emphasize continuous improvement in coming years. Key initiatives include:

•
Kraft Heinz is committed to treating animals with care, understanding and respect. Our global animal welfare policy focuses on the following tenets and goals: guided by the Five Freedoms of Animal Welfare; cage-free environments for egg-laying hens globally by 2025; mitigation of painful procedures; elimination of gestation stalls globally by 2025; judicious use of antibiotics; no unnecessary testing on animals; zero-tolerance policy for animal abuse; and increased welfare for broiler chickens in the U.S. by 2024.

•
Kraft Heinz sources 100 percent of directly-purchased palm oil as certified sustainable by the Roundtable on Sustainable Palm Oil (RSPO), and 90.24 percent is traceable to the mill of origin. In partnership with The Rainforest Alliance, Kraft Heinz is working with suppliers to achieve 100 percent traceability, forbid child/forced labor and make progress towards zero deforestation.

•	Kraft Heinz further protects the environment and society by implementing Good Agricultural Practices (GAP) globally, supporting coffee farmers at origin and sourcing socially responsible seafood.

Better Environment

We believe taking care of our planet is a key priority. Managing our footprint and reducing our resource needs minimizes impact today while preserving natural resources for future generations. The onset of this journey centers on our global manufacturing network, with our longer-term vision including opportunities to expand into our broader supply chain. Key initiatives include:

•
Kraft Heinz will reduce greenhouse gas emissions, energy, water and waste by 15 percent by 2020. In 2016, Kraft Heinz drove reductions in all four areas: (5.1 percent GHGs reduction; 3.6 percent energy reduction; 1.4 percent water reduction; and 9.5 percent waste reduction).

•	Kraft Heinz annually shares our climate strategy through the CDP’s (formerly the Carbon Disclosure Project) Climate, Water and Forest questionnaires.

•
Kraft Heinz takes a comprehensive approach to packaging our products, resulting in packaging that cuts waste, conserves natural resources, promotes food safety and quality, meets extensive packaging regulations and is satisfying to our consumers. We consider the appearance, functionality, cost and environmental impact of all packaging designs, with a focus on product integrity through production, distribution and shelf life. This means optimizing material use and structure to meet shelf life needs; minimizing end-of-life impact; using packaging materials made with recycled content and/or that are recyclable, where possible; and maximizing the potential for transportation efficiency through improved packaging design. A recent example of this currently entering production is on our 8-count Kraft Easy Mac Cups, where an optimized carton design and production shift aims to reduce secondary packaging material by nearly two million pounds per year. We also recently shortened the width of our ready-to-drink pouches (while keeping the volume of beverage in-tact), reducing total packaging by more than 1.8 billion square millimeters of film each year - the equivalent of almost 346 football fields worth of packaging material.

Better Products

We believe in making the foods people love even better. Finding ways to improve our products is something we do every day, because consumers should feel good about eating our products and serving them to their families. We remain committed to improving the nutrition and wellness profiles of our products to support consumers’ wants and needs through product renovation, innovation and nutrition resources. Some of our efforts include:

•
Kraft Heinz follows guidelines for nutrition & wellness that focus on ingredients to limit, nutrients/food groups/ingredients to encourage and wellness attributes. We will expand these nutrition guidelines globally with a target to achieve 70 percent compliance by 2023.

•
Kraft Heinz is committed to simplifying our ingredient lines by offering products with no artificial colors, flavors and/or preservatives, including: Oscar Mayer Hot Dogs, Kraft Macaroni and Cheese, Philadelphia Cream Cheese, Capri Sun, Crystal Light Pure, Polly-O String Cheese, Oscar Mayer Natural, Jell-O Simply Good, and SmartMade meals.

•
We offer a variety of low or reduced-calorie products, including Capri Sun Roarin’ Waters, Sugar-Free Jell-O desserts, Philadelphia Light Cream Cheese, Kraft Fat-Free Mayonnaise, Fat-Free Miracle Whip, Kraft 2% Milk Cheeses, Kraft Lite and Fat-Free Salad Dressings and lean meat options including Oscar Mayer Lean Beef Hot Dogs and Deli Fresh Honey Smoked Turkey Breast. Additionally, our Smart Ones and SmartMade meals offer balanced options to help manage calories.

Better Communities
We believe we can end hunger in our lifetime. Everyone deserves access to the nutritious food they need to reach their full potential, yet hunger impacts nearly 800 million people worldwide. As one of the world’s leading food and beverage companies, we are uniquely positioned to make a sustainable difference in the fight to end global hunger through our people, our products and our partnerships, including the following:

•	Kraft Heinz will deliver 1 billion nutritious meals to people in need by 2021.

•
In 2017, Kraft Heinz supported the donation of 136 million meals through strategic partnerships with hunger-focused philanthropic organizations like Rise Against Hunger, Feeding America and The Red Cross.

•
As part of The Kraft Heinz Micronutrient Campaign, our signature philanthropic program, we develop and distribute micronutrient powders that deliver essential vitamins, minerals and iron to children in the developing world. The nutritious, easy-to-use powders - which are odorless and tasteless - have been proven effective in preventing and treating iron deficiency anemia and other vitamin and mineral deficiencies.

We believe our existing efforts, accomplishments and detail shared in the CSR Report reflect our commitment To Be the Best Food Company, Growing a Better World. We believe our public statements, track record and current programs reflect our commitment to packaging waste management, design optimization and material reduction while balancing the need to maintain product quality and integrity. We are engaging in meaningful sustainability initiatives and will continue to disclose these steps. Accordingly, we believe the preparation of additional reports as requested by this stockholder proposal would be unnecessary, not in our stockholders’ best interests and redundant to our current practices and initiatives.
For the foregoing reasons, the Board unanimously recommends that you vote AGAINST this proposal.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Following the 2015 Merger, the Board approved our non-employee director compensation program, which was designed to be similar to the program in place at Kraft prior to the 2015 Merger. The table below summarizes the annual cash and equity compensation elements in place for our non-employee directors.

Compensation Element(1)	Fee ($)
Board Retainer	110,000
Chairman Retainer	250,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	20,000
Governance Committee Chair Retainer	10,000
Stock Grant Value(2)	125,000

(1)
If a director serves as Chair of multiple committees, he or she receives fees for only one committee. Therefore, Mr. Behring does not receive a retainer for service as Chair of the Governance Committee.

(2)
Non-employee directors are awarded Kraft Heinz deferred shares. Although the deferred shares are vested as of the award date, the shares are not distributed until six months following the date the non-employee director ceases to serve on our Board. When dividends are paid on our common stock, we accrue the value of the dividend paid and issue shares equal to the accrued value six months after the director’s departure.

Non-employee directors receive an annual stock award that is granted at the Board meeting immediately following our annual meeting of stockholders. We also pay the non-employee director cash retainers on a quarterly basis. Non-employee directors have the option to (i) defer up to 100% of their cash retainers in 25% increments into accounts that mirror certain funds in the Kraft Heinz 401(k) Plan pursuant to the Deferred Compensation Plan for Non-Management Directors or (ii) starting in 2017, receive deferred shares annually in lieu of their cash retainer payable in arrears.

Our stock ownership guidelines require non-employee directors that elect to receive compensation for service as a director to hold shares of our common stock in an amount equal to five times the annual Board retainer (equivalent to $550,000) within five years. As all of our current directors have served for less than five years, they are not yet required to meet the stock ownership requirement. We feel strongly that our director compensation program strongly aligns our non-employee directors’ and stockholders’ interests.

For as long as Mr. Zoghbi continues to serve as a Special Advisor at Kraft Heinz, it is anticipated that he will not receive compensation for his services as a director.

The table below presents information regarding the compensation and stock awards that we have paid or granted to our non-employee directors.
2017 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Gregory E. Abel	110,000	125,008	—	235,008
Alexandre Behring	270,000	125,008	—	395,008
John T. Cahill(3)	130,000	125,008	—	255,008
Tracy Britt Cool	110,000	125,008	—	235,008
Feroz Dewan	110,000	125,008	—	235,008
Jeanne P. Jackson	110,000	125,008	—	235,008
Jorge Paulo Lemann	110,000	125,008	—	235,008
Mackey J. McDonald	110,000	125,008	—	235,008
John C. Pope	130,000	125,008	—	255,008
Marcel Herrmann Telles	110,000	125,008	—	235,008

(1)
Includes all retainer fees paid or deferred pursuant to the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. Non-employee directors do not receive meeting fees. Mr. Cahill received $20,000 for services as Chair of the Operations and Strategy Committee prior to its dissolution in October 2017. In addition, Mr. Buffett elected to receive no compensation for his service as a director.

(2)
The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2017 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of Kraft Heinz shares on the grant date (($91.85 on April 19, 2017). The following table shows the aggregate number of unvested stock options held by non-employee directors as of December 30, 2017:

Name	Unvested Stock Options(a)
Gregory E. Abel	22,166
Alexandre Behring	44,333
Tracy Britt Cool	22,166
Jorge Paulo Lemann	22,166
Marcel Herrmann Telles	22,166

(a)
Upon commencing service as a director of Heinz in 2013, each non-employee director received a one-time stock option grant equal to $500,000 ($1,000,000 for the Chairman). These options were granted on October 16, 2013 with an exercise price of $22.56. The options cliff-vest on July 1, 2018 and are subject to pro rata vesting in certain circumstances.

(3)
As discussed on page 12, Mr. Cahill provides advisory and consulting services to Kraft Heinz related to current and historical finances, relationships with licensors, customers and vendors, employee matters, product development, marketing and distribution, government affairs and strategic opportunities. These services are provided pursuant to a consulting agreement entered into between Mr. Cahill and the Company in November 2017. Previously, these services were provided pursuant to an arrangement entered into following the 2015 Merger. Mr. Cahill’s services under the Consulting Agreement are distinct and separate from his duties as a director.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, which we refer to as the "CD&A", outlines the compensation philosophy and objectives of Kraft Heinz and describes our executive pay programs for fiscal year 2017 and, specifically, for the following Named Executive Officers (also referred to as “NEOs”):

Name	Title
Bernardo Hees	Chief Executive Officer
David Knopf	Executive Vice President and Chief Financial Officer
Paulo Basilio	Zone President of U.S.; Former Chief Financial Officer
Pedro Drevon	Zone President of Latin America (LATAM)
Rafael Oliveira	Zone President of Europe
Carlos Piani	Zone President of Canada
George Zoghbi	Special Advisor; Former Chief Operating Officer of U.S. Commercial business
Executive Summary
The Compensation Committee (the “Committee”) oversees our executive compensation plans and programs. Our programs are designed to complement each other to provide a clear link between what we pay our NEOs and Kraft Heinz’s performance over both short- and long-term periods. The overall program has been designed to accomplish each of the following goals:

•	Rewarding superior financial and operational performance;

•	Placing a significant portion of compensation at risk if performance goals are not achieved;

•	Aligning the interests of the NEOs with those of our stockholders; and

•	Enabling us to attract, retain and motivate top talent.
Consistent with these goals and as described in further detail below, our compensation program has been designed with a view toward linking a significant portion of each NEO’s compensation to company and individual performance and the growth in the value of Kraft Heinz.
Elements of Compensation Program
As noted above, our compensation program is based on a pay-for-performance philosophy. This section of the CD&A provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to Kraft Heinz’s pay-for-performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2017 compensation program for executive officers, including NEOs.

Element	Description	Primary Objectives
Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience.	• Recruitment and retention
Annual Cash Incentive (Performance Bonus Plan)
Annual incentive with target award amounts for each executive officer. Actual cash payouts are linked to achievement of annual company goals and individual performance and can range from 0%-130% of target.
• Drive top-tier performance • Motivate and reward
Stock Options	Stock option awards that cliff vest after five years.	• Drive top-tier performance • Align with stockholders interests • Link realized value entirely to stock appreciation • Retention
Restricted Stock Units (“RSUs”)	RSUs that cliff vest after five years are awarded pursuant to our annual bonus swap program and, in certain cases, individual agreements.	• Drive top-tier performance • Align with stockholders interests • Retention
Performance Share Units (“PSUs”)
Awards that were first introduced in 2017 to a limited number of employees and are linked to achievement of three-year profitability goals. The PSUs pay out in KHC common stock after five years depending on the achievement of the performance objective.

• Drive top-tier performance • Align with stockholders interests • Long-term value creation • Retention
Base Salary
Base salary is the principal “fixed” element of executive compensation at Kraft Heinz and for the NEOs. The Committee believes that it is important that each NEO receive a competitive market place base salary to provide appropriate balance between fixed and variable compensation. The initial base salary of each NEO is established in connection with the hiring of such NEO. In establishing base salaries, Kraft Heinz reviews market-based survey data published by the Hay Group and select country specific surveys for informational purposes only, but does not formally benchmark compensation or target compensation levels at any particular percentile of the market-based survey data. The Committee reviews salaries on an annual basis and generally makes any annual changes effective January 1st. On occasion, Kraft Heinz may review and adjust an executive’s base salary during the course of the year to account for increased responsibilities, roles and other factors. The Committee has responsibility for the review of Mr. Hees’ compensation. Mr. Hees has primary responsibility for the review of the compensation of each of the executives who report directly to him, including the NEOs, and provides salary recommendations to the Committee.

The table below shows the annualized 2017 base salary for each NEO. For Messrs. Knopf, Basilio and Drevon, it shows each individual's increased annualized base salary after his respective promotion and assumption of additional duties in October 2017.

Name	Base Salary ($ USD)
Mr. Hees	1,000,000
Mr. Knopf	500,000
Mr. Basilio	750,000
Mr. Drevon	417,574	(1)
Mr. Oliveira	450,657	(1)
Mr. Piani	475,872	(1)
Mr. Zoghbi	850,000	(2)

(1)
Messrs. Drevon's, Oliveira’s and Piani’s base salaries are paid in Brazilian reals, British pounds and Canadian dollars, respectively. The amounts shown in the table above are based on the following 12-month average exchange rate: Brazilian reals (3.1922 USD/BRL); British pounds (.7766 USD/GBP); and Canadian dollars (1.2980 USD/CAD).

(2)
Mr. Zoghbi’s 2017 compensation was established pursuant to an offer letter between Mr. Zoghbi and Kraft Heinz. For a description of the offer letter, please review the information below under “Zoghbi Compensation Arrangement.”

We believe that the base salary review process serves our pay-for-performance philosophy because base pay increases are generally merit-based and dependent on the NEO’s success and achievement in his role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his base salary. Therefore, as NEOs earn merit-based salary increases, their annual incentive award opportunities also increase proportionately.
Annual Cash Performance Bonus Plan
The Performance Bonus Plan (the “PBP”) is designed to motivate and reward employees who contribute positively towards our business strategy and achieve the individual performance objectives. For 2017, the formula for determining a PBP participant’s annual bonus payout was as follows (each item described in more detail below):
Target Award x Individual Rating = Bonus Payout
Each NEO is granted a target award opportunity prior to the beginning of each year, which is set as a percentage of the NEO’s annual base salary (300% for Mr. Hees, 200% for Mr. Basilio and 150% for Messrs. Oliveira and Piani). Messrs. Knopf's and Drevon’s 2017 target annual opportunities, which were established prior to their respective promotions to their current roles, were 100%. Due to the nature of Mr. Hees’ role and responsibilities and the significant nature of Mr. Basilio’s role as CFO and then President of our largest business, their respective Target Award Opportunities are greater than the other NEOs.
The foundation of each participant’s Individual Rating is our Management By Objective (“MBO”) process. At the beginning of each year, the Committee establishes a series of performance goals, or MBOs, that are established based on the Company’s corporate strategy and goals and then “cascaded” throughout the organization. First, the Committee establishes MBOs for Mr. Hees. Then, in consultation with the Committee, Mr. Hees establishes corresponding MBOs for each of his direct reports, including the other NEOs. His direct reports, in turn, establish MBOs for their direct reports. This cascading process allows the company to drive initiatives that are aligned throughout the organization.
Each NEO has an MBO comprised of multiple goals or objectives. For each goal, there are one or more “Key Performance Indicators,” or KPIs. KPIs are the quantitative or qualitative metrics used to track achievement of the goal. We have set forth below a summary of the 2017 MBO goals for each of the named executive officers and the overall performance ascribed by the Committee for each named executive officer based on his performance. None of the individual KPIs are material to understanding how the bonus program operated.
Bernardo Hees: Mr. Hees had five MBO goals. These were: (i) “Delivering Kraft Heinz Financial Results”, which was evaluated based on Kraft Heinz’s financial performance, (ii) “Ensuring Service Level and Product Quality”, which was evaluated based on year-over-year quality improvement, (iii) “Increasing Market Share and Developing

R&D Pipeline”, which was evaluated based on market share and the new product development, (iv) “Delivering New Projects to Sustain Business”, which was evaluated based on business expansion and project specific goals and (v) “Developing People”, which was evaluated based on talent retention. Based on Mr. Hees’s performance, he was given an overall performance score of 60%.
Paulo Basilio: Mr. Basilio had three MBO goals. These were (i) “Delivering Kraft Heinz Financial Results”, which was evaluated based on Kraft Heinz’s financial performance, (ii) “Delivering New Projects to Sustain Business”, which was evaluated based on business expansion and project specific goals, and (iii) “Increase KHC financial efficiency”, which was evaluated based on design of the Global Center of Excellence structure. Based on Mr. Basilio’s performance, he was given an overall performance score of 55%.*
David Knopf: Mr. Knopf had two MBO goals. These were (i) “Delivering Kraft Heinz Financial Results”, which was evaluated based on financial performance of the U.S. Planters business, and (ii) “Ensuring Market Share and R&D Pipeline”, which was evaluated based on market share and new product development in the U.S. Planters business. Based on Mr. Knopf's performance, he was given an overall performance score of 58%.*
Pedro Drevon: Mr. Drevon had three MBO goals. These were (i) “Delivering Kraft Heinz Financial Results”, which was evaluated based financial performance for Brazil, (ii) “Ensuring Market Share and R&D Pipeline”, which was evaluated based on market share and new product development in Brazil, and (iii) “Delivering New Projects to Sustain Business”, which was evaluated based on business expansion and sales operational excellence in Brazil. Based on Mr. Drevon's performance, he was given an overall performance score of 35%.*
Rafael Oliveira: Mr. Oliveira had three MBO goals. These were (i) “Delivering Kraft Heinz Europe Financial Results”, which was evaluated based on financial performance of the Europe zone, (ii) “Ensuring Market Share and R&D Pipeline”, which was evaluated based on market share and new product development in the Europe zone, and (iii) “Developing People”, which was evaluated based on UK and Ireland sales operational excellence and employee engagement in the Europe zone. Based on Mr. Oliveira’s performance, he was given an overall performance score of 101%.
Carlos Piani: Mr. Piani had three MBO goals. These were (i) “Delivering Kraft Heinz Canada Financial Results”, which was evaluated based on financial performance of the Canada zone, (ii) “Ensuring Market Share and R&D Pipeline”, which was evaluated based on market share and new product development in the Canada zone, and (iii) “Developing People, Service Level and Quality”, which was evaluated based on succession planning, and establishing multi-year major customer agreements in the Canada zone. Based on Mr. Piani’s performance, he was given an overall performance score of 40%.
*Each of Messrs. Basilio’s, Knopf’s and Drevon’s MBO goals related to the roles each held prior to his promotion, effective during the fourth quarter of 2017. Messrs. Drevon and Piani did not achieve the MBO threshold and, therefore, were not eligible for a PBP payout.
The final component of a participant’s Individual Rating is the Company’s (or the relevant zone’s or business unit’s) financial performance (“Financial Multiplier”). For 2017, the Financial Multiplier was based on organic change in Adjusted EBITDA and could have ranged from 0% to 130%. If the organic change in Adjusted EBITDA fell between the threshold and the maximum levels, the business performance component multiplier would have been between 70% and 130%. If the threshold had not been met, no payout would be made. For each of Messrs. Hees, Basilio and Knopf, 100% of the target was based on global change in Adjusted EBITDA; for Mr. Oliveira, 40% of the business performance component was based on global Adjusted EBITDA, while 60% was based on Adjusted EBITDA for Europe.

Performance Metric*	Threshold	Target	Maximum	Actual	% of Target
Organic Change in Global EBITDA	6.1%	8.6%	11.2%	3.0%	—
Organic Change in Europe EBITDA	-0.1%	2.5%	5.0%	1.6%	89.9%
Organic Change in U.S. EBITDA	6.7%	8.8%	10.8%	2.4%	—
*Growth rates reflect budget foreign exchange rates
In 2017, only Mr. Oliveira exceeded threshold on his Individual Rating components (i.e., MBO Score and Financial Multiplier). Mr. Oliveira received a PBP payout of $412,029 (converted based on a 12-month average exchange rate of 0.7766 USD/GBP), which included a +12% adjustment approved by the Committee in light of Mr. Oliveira’s extraordinary performance during the year and strong leadership of important initiatives in Europe.

Annual Bonus Swap Program - Restricted Stock Units
As part of its commitment to fostering an ownership mentality, Kraft Heinz permits certain employees to participate in an annual bonus swap program (the “Bonus Swap Program”). Under the Bonus Swap Program, employees invest a portion of their annual incentive payout in our common stock (we refer to these purchased shares as “Investment Shares”) and leverage that investment through the issuance of matching RSUs (we refer to these RSUs as “Matching RSUs”). To participate in the Bonus Swap Program, eligible employees can elect to use 0%, 25% or 50% of their calculated net bonus (after deducting an amount based on a normalized tax rate depending on country of residence) to purchase Investment Shares. The number of Investment Shares purchased is calculated as the product of the calculated net bonus and the swap election percentage, divided by the closing price reported on the NASDAQ on the date of purchase:

Calculated Net Bonus	x	Swap Election %	=	# of Investment Shares
NASDAQ Closing Price
The number of Matching RSUs a participant received in 2017 was based on (1) the participant’s gross bonus payout in 2017 relating to the 2016 fiscal year (before-tax) and (2) a multiplier associated with the participant’s level in the organization and his investment election percentage.
The following table sets forth, for each NEO, the portion of his fiscal 2016 bonus used to purchase Investment Shares (the “Conversion Amount”), the number of Investment Shares purchased and the number of Matching RSUs granted to such NEO (which Matching RSUs were granted in 2017):

Name	Conversion Amount ($ USD)	Investment Shares (#)	2016 Bonus Matching RSUs granted in 2017 (#)
Mr. Hees	819,121	8,959	29,865
Mr. Knopf	73,693	806	2,353
Mr. Basilio	449,927	4,921	16,405
Mr. Drevon	111,179	1,216	1,520
Mr. Oliveira	83,384	912	3,317
Mr. Piani	245,947	2,690	9,785
Under our Bonus Swap Program, so long as the Matching RSUs remain unvested, if an employee transfers any of the related Investment Shares, he immediately forfeits a proportional amount of the corresponding Matching RSUs. The Committee believes that the Bonus Swap Program as a whole, and the forfeitability of the Matching RSUs in particular, strongly motivates eligible employees to hold Kraft Heinz common stock for the long-term, further emphasizing a long-term view in creating stockholder value. Prior to 2016, the Company issued matching stock options rather than Matching RSUs in the Bonus Swap Program. Pursuant to the terms of the 2015 Offer Letter (as defined below), Mr. Zoghbi was provided the opportunity to elect to exchange up to $5 million from of his 2017 special incentive bonus into common stock, which was matched with three times the invested value in stock options, similar to Kraft Heinz’s Bonus Swap Program. Additional information about these matching stock options is provided in the 2017 Grants of Plan Based Awards Table.
Discretionary Equity Awards
From time to time, we may make discretionary equity awards to employees. Generally, these discretionary awards have been made in the form of stock options. These stock options are granted with an exercise price based on the fair market value of a Kraft Heinz share on the grant date and cliff vest over a five year period. In 2017, the Committee approved discretionary option awards of 21,875 stock options to Mr. Knopf, 54,687 stock options to Mr. Drevon and 27,344 stock options to Mr. Oliveira for strong performance and the assumption of expanded duties within their respective roles or zones. The options have an exercise price of $91.43 and will cliff vest on March 1, 2022.
In March 2017, consistent with the Company's pay-for-performance philosophy, the Company issued PSUs to a limited number of employees deemed key to achievement of our long-term goals, including Messrs. Knopf, Drevon, and Piani. Messrs. Drevon and Knopf, who each received the PSU grant prior to the effective date of his respective promotion in October 2017, were deemed as top talents with leadership potential. As initially approved, the PSUs could be earned over a three-year performance period based on our achievement of the organic change in Adjusted EBITDA for the period beginning in January 2017 and ending at the end of December 2019. If achievement falls between the threshold level and the target level or between the target level and the maximum level, the number of shares earned would be calculated on a linear basis. The Committee established a payout level of 70% if threshold performance was achieved, below which no shares would be earned. The Committee subsequently supplemented the terms of the March 2017 awards to provide an additional opportunity for the participants to earn a reduced payout if the threshold performance level is met in 2020 (65% payout) or 2021 (60% payout). The PSU performance targets are designed to be extremely challenging and there is a reasonable possibility that (i) the PSUs will not payout at all or that (ii) any payout will be below target. Once earned, to promote retention of key talent, the PSUs will remain subject to a continued service requirement through March 1, 2022.
Additional information about the stock option and PSU awards is provided in the 2017 Grants of Plan Based Awards Table and the 2017 Outstanding Equity Awards at Fiscal Year-End Table.
Zoghbi Compensation Arrangement
Upon the closing of the 2015 Merger, we entered into an offer letter (the “2015 Offer Letter”) with Mr. Zoghbi, who had served as Chief Operating Officer of Kraft prior to the merger and, before that, had served as Kraft’s Vice Chairman, Operations, R&D, Sales and Strategy. Retention of Mr. Zoghbi was critical in order to provide continuity of leadership for our U.S. Commercial business as we embarked on the large scale and complex integration of Kraft and Heinz. As previously disclosed, pursuant to the 2015 Offer Letter, Mr. Zoghbi received a $4 million retention bonus conditioned on Mr. Zoghbi’s continued employment with Kraft Heinz through January 1, 2017. This amount was attributable to his 2017 compensation. In order to incent Mr. Zoghbi to extend his service with the company past January 1, 2017, when his retention bonus had been earned, the Company entered into another offer letter with Mr. Zoghbi, effective January 1, 2017 (the “2017 Offer Letter”). Under the 2017 Offer Letter, Mr. Zoghbi: (i) continued his current base salary of $850,000; (ii) agreed to a 2017 target annual incentive award opportunity of 200% (with a maximum bonus multiplier of 130%); and (iii) was granted a long-term equity incentive award. The long term equity incentive award was composed of (i) RSUs, which cliff-vest after three years and (ii) PSUs, which cliff vest after three years based on the achievement of U.S. sales growth targets and U.S. Adjusted EBITDA growth targets. Similar to the other PSUs issued in 2017, the performance targets included in Mr. Zoghbi’s PSUs are designed to be extremely challenging and there is a reasonable possibility that the PSUs will not payout or that payout will be below target. The 2017 Offer Letter eliminated the Section 280G gross-up rights that Mr. Zoghbi had been granted by Kraft compensation plans prior to the 2015 Merger. In October 2018, Mr. Zoghbi transitioned from his role as President of the U.S. Commercial business to his role as special advisor.
Benefits and Perquisites
In addition to base salary, our PBP and long-term equity grants, we provided and continue to provide certain executive benefit programs to our NEOs. Kraft Heinz maintains defined contribution retirement plans to allow employees to save for retirement in a tax-efficient manner. These plans are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans or supplemental retirement or executive savings plans.
Kraft Heinz also provides health and welfare insurance benefits to employees, including the NEOs. These benefits include life, disability and health insurance benefit plans that are broadly available to eligible employees and do not discriminate in favor of the NEOs or other members of senior management.
From time to time, Kraft Heinz provides limited perquisite benefits. For example, we provide limited tax advisory services, immigration benefits and reimbursement of certain relocation expenses for business reasons. Mr. Oliveira receives payment in lieu of pension benefits. Kraft Heinz provides other limited perquisite benefits, which are detailed in the 2017 All Other Compensation Table.

Minimum Stock Ownership Guidelines
Our compensation programs promote a strong alignment of the interests of our executives with those of our stockholders. For example, in order to participate in our Bonus Swap Program, each participant must use a significant portion of his or her bonus to purchase our common stock. In 2016, we adopted minimum stock ownership guidelines, which require our NEOs to attain levels of beneficial stock ownership measured based on a multiple of his annual base salary, as set forth below:

Role	Minimum Ownership
CEO	5x Base Salary
Other Named Executive Officers	3x Base Salary
The stock ownership guidelines require NEOs to attain levels of beneficial stock ownership within five years from the later of December 8, 2016 and the date of the NEO’s appointment to a position subject to the guidelines. For more details on the stock ownership of our NEOs, please refer to the “Ownership of Equity Securities.”
Clawback, Anti-Hedging and Anti-Pledging Policies
Our stock option and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to Kraft Heinz to the extent required to comply with any requirements imposed under applicable laws and/or the rules. Further, if a participant receives any amount in excess of what he or she should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then he or she will be required to promptly repay any such excess amount to Kraft Heinz. Our insider trading policy also limits the timing and types of transactions in Kraft Heinz securities by executive officers, including our NEOs. Among other restrictions, the policy prohibits holding Kraft Heinz securities in a margin account or pledging Kraft Heinz securities as collateral for a loan, short-selling Kraft Heinz securities, transacting in puts, calls or other derivatives on Kraft Heinz securities or hedging transactions on Kraft Heinz securities.
Impact of Tax and Accounting Policies
When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations under Section 162(m) of the Code. Section 162(m) of the Code generally limits our ability to deduct compensation paid to ‘covered employees’ (as defined in the Code) to the extent such compensation exceeds $1 million per executive in any fiscal year. For 2017, the annual cash bonus award, stock options, PSUs and RSUs awarded to covered employees were subject to, and intended to be made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax deductible. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017.
Despite the Committee’s intentions to structure the Company’s incentive programs in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, and because of uncertainties as to the application and interpretation of Section 162(m) in the future, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will do so. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total Compensation ($)
Bernardo Hees Chief Executive Officer	2017	1,000,000	—	2,730,557	—	—	—	463,622	4,194,179
	2016	1,000,000	—	1,449,990	—	2,730,574	—	92,027	5,272,591
	2015	1,000,000	—	—	2,878,583	1,450,000	—	39,455	5,368,038

David Knopf Executive Vice President and Chief Financial Officer	2017	288,461	—	2,833,532	327,515	—	—	27,714	3,477,222

Paulo Basilio Zone President of U.S.; Former Chief Financial Officer	2017	623,077	—	1,499,909	—	—	—	79,840	2,202,826
	2016	600,000	—	599,924	—	1,500,000	—	48,656	2,748,580
	2015	550,000	—	—	1,869,511	600,000	—	414,270	3,433,781

Pedro Drevon Zone President of Latin America(5)	2017	295,507	—	2,757,371	818,779	—	—	5,534	3,877,191

Rafael Oliveira Zone President of Europe(5)	2017	450,657	—	303,273	409,397	412,029	—	166,835	1,742,191

Carlos Piani Zone President of Canada(5)	2017	475,872	—	3,949,466	—	—	—	46,835	4,472,173
	2016	459,549	—	146,544	—	885,351	—	40,381	1,531,826
	2015	169,481	—	—	2,331,322	155,559	—	248,706	2,905,068

George Zoghbi Former Chief Operating Officer of U.S. Commercial Business(6)	2017	850,000	4,000,000	9,589,411	2,456,323	—	27,161	148,366	17,071,261
	2016	850,000	7,000,000	1,210,564	—	3,000,000	17,237	57,777	12,135,578

(1)
The amounts shown in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of (i) Matching RSUs and (ii) PSUs granted to Messrs. Knopf, Drevon, Oliveira, Piani and Zoghbi. For a discussion of the assumptions made in the valuation of the awards in this column, see Note 9, “Employees’ Stock Incentive Plans” in the section entitled “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 30, 2017. Under our Bonus Swap Program, the Matching RSUs for the NEOs were calculated as the product of the calculated net bonus and the swap election percentage, divided by the closing price reported on the NASDAQ on the date of purchase. For a discussion of the terms applicable to the Matching RSUs and PSUs, as well as vesting, forfeiture and other terms, see “Elements of Compensation Program” in the CD&A.

(2)
With the exception of Mr. Zoghbi, amounts shown in this column include the aggregate grant date fair value of discretionary option awards granted to the NEOs. The value of the stock option awards is equal to their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the stock option awards in this column, see Note 9, “Employees’ Stock Incentive Plans” in the section entitled “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 30, 2017. See “Elements of Compensation Program — Zoghbi Compensation Arrangement” for a discussion on Mr. Zoghbi’s option awards, which were made pursuant to his offer letters.

(3)	Amounts reported in this column reflect compensation earned for 2017 performance under our Performance Bonus Plan. The bonuses were paid in cash after the end of 2017.

(4)
For Mr. Hees, represents relocation and other allowances for housing relocation expenses (including tax related expenses related thereto) and other allowances for housing ($321,584), dividend equivalents that accrued on Matching RSUs ($121,428), a matching contribution to the Kraft Heinz 401(k), and basic life insurance coverage. For Mr. Knopf, represents a matching contribution to the Kraft Heinz 401(k), dividend equivalents that accrued on Matching RSUs, basic life insurance coverage, and other allowances. For Mr. Basilio, represents dividend equivalents that accrued on Matching RSUs ($60,259), a matching contribution to the Kraft Heinz 401(k), and basic life insurance coverage. For Mr. Drevon, represents dividend equivalents that accrued on Matching RSUs. For Mr. Oliveira, represents a payment in lieu of pension benefits ($79,807), other allowances ($49,493), dividend equivalents that accrued on Matching RSUs ($24,144), tax support, and a matching contribution to the UK contribution scheme. For Mr. Piani, represents dividend equivalents that accrued on Matching RSUs ($29,020), a matching contribution to the Kraft Heinz 401(k), immigration benefits, basic life insurance coverage, and tax support. For Mr. Zoghbi, represents dividend equivalents that accrued on Matching RSUs ($127,258), a contribution to the Kraft Heinz 401(k), and basic life insurance coverage.

(5)
Foreign currency conversion based on daily average for calendar year 2017. Messrs. Drevon’s, Oliveira’s and Piani’s base salaries are paid in Brazilian reals, British pounds and Canadian dollars, respectively. The amounts shown in the table above are based on the following 12-month average exchange rate: Brazilian reals (3.1922 USD/BRL); British pounds (.7766 USD/GBP); and Canadian dollars (1.2980 USD/CAD).

(6)	See “Elements of Compensation Program — Zoghbi Compensation Arrangement” for a discussion on Mr. Zoghbi’s offer letters.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information regarding the grant of plan-based awards for each of the NEOs in 2017.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(3)	Grant Type	Threshold($)	Target ($)	Maximum ($)	Threshold(#)	Target (#)	Maximum (#)
Mr. Hees		PBP(1)	1,050,000	3,000,000	3,900,000
	3/1/17	Matching RSUs							29,865			2,730,557
Mr. Knopf		PBP(1)	102,083	291,667	379,167
	3/1/17	Matching RSUs							2,353			215,135
	3/1/17	PSUs(2)				19,687	32,812	32,812				2,618,398
	3/1/17	Options								21,875	91.43	327,515
Mr. Basilio		PBP(1)	437,500	1,250,000	1,625,000
	3/1/17	Matching RSUs							16,405			1,499,909
Mr. Drevon		PBP(1)	116,921	334,059	434,277
	3/1/17	Matching RSUs							1,520			138,974
	3/1/17	PSUs(2)				19,687	32,812	32,812				2,618,398
	3/1/17	Options								54,687	91.43	818,779
Mr. Oliveira		PBP(1)	236,595	675,986	878,781
	3/1/17	Matching RSUs							3,317			303,273
	3/1/17	Options								27,344	91.43	409,397
Mr. Piani		PBP(1)	249,833	713,809	927,951
	3/1/17	Matching RSUs							9,785			894,643
	3/1/17	PSUs(2)				22,969	38,281	38,281				3,054,824
Mr. Zoghbi		PBP(1)	595,000	1,700,000	2,210,000
	1/1/17	RSUs							35,389			2,999,926
	3/1/17	PSUs(2)				66,060	82,575	82,575				6,589,485
	3/1/17	Matching Options								164,060	91.43	2,456,323

(1)
Threshold amounts reflect amounts payable under our 2017 PBP assuming that the Financial Multiplier was 70% and MBO Score was 50%, while Target amounts assume Financial Multiplier and the MBO Score were 100%. Maximum amounts assume that the Financial Multiplier was 130% and the MBO Score was 100%. A full discussion of our 2017 PBP is included in the CD&A above. Mr. Hees’s target amount reflects the target award of 300% of base salary. The target award for each of Messrs. Basilio and Zoghbi was 200% of base salary, for Messrs. Oliveira and Piani 150% of base salary, for Mr. Drevon 120% of base salary and for Mr. Knopf, 100% of base salary. The actual payment is based on achievement of individual and corporate performance goals. With the exception of Mr. Oliveira, the threshold Financial Multiplier was not met in 2017 for any of the NEOs and therefore none of Messrs. Hees, Basilio, Knopf, Drevon and Piani received a payout under the PBP. Based on the Europe zone's financial performance, Mr. Oliveira received a PBP payout of $412,029 (converted based on a 12-month average exchange rate of 0.7766 USD/GBP). Mr. Oliveira’s annual incentive award payment was made in cash after the end of 2017 based on actual results achieved. Actual amounts earned by Mr. Oliveira are reflected in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation". The target award for Mr. Zoghbi was established pursuant to his 2017 Offer Letter. For a description of Mr. Zoghbi’s special incentive bonus, please review the information in the CD&A under “Elements of Compensation Program - Zoghbi Compensation Arrangement.”

(2)
The PSUs granted on March 1, 2017 can be earned based on our achievement of the organic change in Adjusted EBITDA for the period beginning in January 2017 and ending at the end of December 2019. A reduced payout is achievable if the threshold performance level is not met until 2020 (65% payout) or 2021 (60% payout). If achievement is between the threshold level and the target level or between the target level and the maximum level, the number of shares earned would be calculated on a linear basis. To promote the retention of key talent, the PSUs are subject to a continued service requirement through March 1, 2022. Dividends are not earned on the PSUs.

(3)	Awards granted on March 1, 2017 were approved on January 30, 2017. Mr. Zoghbi’s January 1, 2017 PSU grant was approved on December 8, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth each NEO’s outstanding equity awards, as of the end of 2017.

			Option Awards					Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Mr. Hees	3/1/17	RSU-match						30,733	2,389,798
	3/1/16	RSU-match						19,748	1,535,604
	8/20/15	Stock Options		202,021	(3)	74.25	8/20/25
	2/12/15	Option-match		71,819	(4)	30.46	2/12/25
	2/14/14	Option-match		98,951	(5)	22.56	2/14/24
	7/1/13	Stock Options		1,329,996	(6)	22.56	7/1/23
Mr. Knopf	3/1/17	RSU-match						2,421	188,256
	3/1/17	Stock Options		21,875	(7)	91.43	3/1/27
	3/1/17	PSUs								32,812(8)	2,551,461
	3/1/16	RSU-match						925	71,928
	8/20/15	Stock Options		67,341	(3)	74.25	8/20/25
Mr. Basilio	3/1/17	RSU-match						16,882	1,312,744
	3/1/16	RSU-match						8,170	635,299
	8/20/15	Stock Options		134,681	(3)	74.25	8/20/25
	2/12/15	Option-match		41,377	(4)	30.46	2/12/25
	2/14/14	Option-match		38,257	(5)	22.56	2/14/24
	7/1/13	Stock Options		531,998	(6)	22.56	7/1/23
Mr. Drevon	3/1/17	RSU-match						1,564	121,616
	3/1/17	Stock Options		54,687	(7)	91.43	3/1/27
	3/1/17	PSUs								32,812(8)	2,551,461
	3/1/16	RSU-match						737	57,309
	8/20/15	Stock Options		134,681	(3)	74.25	8/20/25
Mr. Oliveira	3/1/17	RSU-match						3,413	265,394
	3/1/17	Stock Options		27,344	(7)	91.43	3/1/27
	3/1/16	RSU-match						6,624	515,082
	3/1/16	Stock Options		32,192	(9)	77.66	3/1/26
	2/12/15	Option-match		4,492	(4)	30.46	2/12/25
	2/12/15	Stock Options		16,419	(4)	30.46	2/12/25
	5/21/14	Stock Options		110,833	(10)	22.56	5/21/24
Mr. Piani	3/1/17	RSU-match						10,069	782,965
	3/1/17	PSUs								38,281(8)	2,976,730
	3/1/16	RSU-match						1,995	155,131
	8/20/15	Stock Options		202,021	(3)	74.25	8/20/25
Mr. Zoghbi	3/1/17	Option-match		164,060	(7)	91.43	3/1/27
	1/1/17	RSU-grant						36,418(11)	2,831,863
	1/1/17	PSUs								82,575(11)	6,421,032
	3/1/16	RSU-match						16,487	1,282,029
	2/26/15	Stock Options	61,110			52.70	2/26/25
	2/27/14	Stock Options	52,212			45.59	2/27/24
	2/25/13	Stock Options	50,757			38.63	2/25/23
	2/23/12	Stock Options	16,720			32.54	2/23/22

(1)
For all Matching RSUs, this total includes dividends that are reinvested at the dividend payment date in additional RSUs that are subject to the same restrictions as the original grant. The Matching RSUs granted on March 1, 2016 and March 1, 2017, are scheduled to vest on the fifth anniversary of the grant date.

(2)
The market value of the shares that have not vested is based on the closing price of $77.76 for Kraft Heinz common stock on December 29, 2017, the last trading day of our fiscal year, as reported on NASDAQ.

(3)	100% of the award is scheduled to vest on August 20, 2020.

(4)	100% of the award is scheduled to vest on February 12, 2020. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(5)	100% of the award is scheduled to vest on February 14, 2019. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(6)	100% of the award is scheduled to vest on July 1, 2018. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(7)	100% of the award is scheduled to vest on March 1, 2022.

(8)
The shares reported in this row represent potentially issuable shares under the PSU award granted to Messrs. Knopf, Drevon and Piani on March 1, 2017, which cliff vest on March 1, 2022. The PSUs represent the right to receive a variable number of KHC Common Stock based on Kraft Heinz’s actual performance during the performance period. The number of shares reported in this row is based on target performance. Dividend equivalents do not accrue on the PSUs. If the participant is terminated prior to March 1, 2020, he will forfeit the entire award. The PSUs will vest as earned on March 1, 2022.

(9)	100% of the award is scheduled to vest on March 1, 2021.

(10)	100% of the award is scheduled to vest on May 21, 2019. Options and exercise price reflect the conversion in connection with the 2015 Merger.

(11)
Performance Shares are based on a 3-year performance period and will vest as earned on January 1, 2020 subject to continued service with the Company through December 31, 2019 (and the Compensation Committee’s certification of achievement). RSUs granted to Mr. Zoghbi on January 1, 2017 cliff vest on December 31, 2019.

OPTION EXERCISES AND STOCK VESTED TABLE
There were no stock options exercised nor did any RSUs vest for any NEO in 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
—	—	—	—	—

PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of Years of Credited Service(2) (#)	Present Value of Accumulated Benefits(3) ($)	Payments During Last Fiscal Year ($)
Mr. Zoghbi	Kraft Foods Group, Inc. Retirement Plan	6.25	196,468	—

(1) Mr. Zoghbi was eligible to participate in Kraft's pension plan, which has been frozen since December 31, 2015. All other NEOs are excluded because they were not eligible to participate in the Kraft pension plans and Kraft Heinz does not sponsor any nonqualified deferred compensation plans for the NEOs.
(2) The years of credited service under the plan are equivalent to the years of total U.S. service for Mr. Zoghbi through December 31, 2017.
(3) The amounts reflect the actuarial present value of benefits accumulated under the retirement plan, in accordance with the same assumptions and measurement dates disclosed in the consolidated financial statements contained in our Form 10-K. The assumptions for the plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 65 for Mr. Zoghbi. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2017;

•	Retirement plan lump sum discount rate of 3.70%;

•	RP 2017 Generational Scale MP-2017 Mortality Table; and

•	Present values are calculated as of December 31, 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The table, footnotes and narratives below reflect the assumption that a hypothetical termination of employment or change in control occurred on the last day of 2017.

Name	Element	Involuntary Term. without Cause(1) or Term. upon Change in Control ($)	Other Types of Separations(2) ($)
Mr. Hees
	Salary	1,000,000	—
	Bonus	—	—
	Intrinsic Value of Accelerated Equity(3)	63,652,333	63,652,333
	Health & Welfare Benefits(4)	13,549	—
	Outplacement Assistance	3,200	—
	Total	64,669,082	63,652,333
Mr. Knopf
	Salary	500,000	—
	Bonus	—	—
	Intrinsic Value of Accelerated Equity(3)	94,547	94,547
	Health & Welfare Benefits(4)	8,263	—
	Outplacement Assistance	3,200	—
	Total	606,010	94,547
Mr. Basilio
	Salary	750,000	—
	Bonus	—	—
	Intrinsic Value of Accelerated Equity(3)	25,732,048	25,732,048
	Health & Welfare Benefits(4)	13,549	—
	Outplacement Assistance	3,200	—
	Total	26,498,797	25,732,048
Mr. Drevon
	Salary	417,574	—
	Bonus	—	—
	Intrinsic Value of Accelerated Equity(3)	189,092	189,092
	Health & Welfare Benefits	—	—
	Total	606,666	189,092
Mr. Oliveira
	Salary	450,657	—
	Bonus	—	412,029
	Intrinsic Value of Accelerated Equity(3)	4,067,069	4,067,069
	Health & Welfare Benefits	—	—
	Outplacement Assistance	2,569	—
	Total	4,520,295	4,479,098
Mr. Piani
	Salary	475,872	—
	Bonus	—	—
	Intrinsic Value of Accelerated Equity(3)	283,637	283,637
	Health & Welfare Benefits(4)	5,393	—
	Outplacement Assistance	3,852	—
	Total	768,754	283,637
Mr. Zoghbi(5)
	Salary	—	—
	Bonus	—	—
	Intrinsic Value of Accelerated Equity	3,597,727	3,597,727
	Total	3,597,727	3,597,727

(1)
No enhanced severance is provided on a termination in connection with a change in control. Kraft Heinz does not have a specified Change in Control Plan for executives and treatment is determined by the plan agreements applicable to each employee. Our U.S. Severance Pay Plan provides for 12 months of base salary with a signed release of claims. The Severance Pay Plan would also include Company-paid COBRA for the severance period and outplacement services.

(2)	Relates to termination due to death, disability or normal retirement.

(3)
In the event of a termination without cause or due to retirement, death or disability, stock options vest as if 20% of the options vested on each annual anniversary date of the specific grant. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $77.76, the closing price of Kraft Heinz common stock on December 29, 2017 (the last trading day of our fiscal year, as reported on NASDAQ), and the exercise price of the options. RSUs are not presented in this table because no pro rata vesting would occur if such event occurs prior to the second anniversary of the grant.

(4)	Amount reflects 12 months of medical and dental benefit coverage continuation, less the executive premium contribution.

(5)
Pursuant to the terms of his 2017 Offer Letter, upon termination due to termination without cause, death or disability, Mr. Zoghbi would be entitled to accelerated vesting for the number of years (or partial years) worked, including his RSU, PSU, and Option grants. Furthermore, pursuant to the 2017 Offer Letter, Mr. Zoghbi forfeited all severance payments and welfare benefits.

Severance Pay Plan
NEOs are eligible for benefits under the Severance Pay Plan upon an involuntary termination of employment, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.
Under the U.S. Severance Pay Plan, Messrs. Hees, Basilio, and Knopf would be eligible to receive a severance payment equal to 12 months of base salary upon the execution of a release of claims against Kraft Heinz. Severance payments are generally made in a cash lump-sum, but may occasionally be made in periodic payments at Kraft Heinz’s discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.
In the event that an NEO is rehired within one year after such termination of employment, the NEO will be required to refund to Kraft Heinz the portion of any severance pay that exceeded the amount of earnings the individual would have received as an employee of Kraft Heinz between the time of termination and rehire.
No enhanced severance is provided on a termination in connection with a change in control of Kraft Heinz, and, other than the arrangement with Mr. Zoghbi, Kraft Heinz does not maintain any individual change in control severance or other similar agreements with any of the NEOs. None of the NEOs are entitled to receive a gross-up for golden parachute taxes that may become payable pursuant to Section 280G of the Code in connection with a change in control of Kraft Heinz.
Equity Awards
Generally, in the event of involuntary termination without cause, retirement, death, and disability, the stock options granted to the NEOs would vest as if 20% of the shares vested on each annual anniversary date of the specific grant. For all other terminations and for voluntary resignations, the unvested stock options will be forfeited. Beginning on the termination date, the exercise period is 90 days for termination without cause and resignation and one year for retirement, death and disability. Upon a change in control of Kraft Heinz, there is accelerated vesting for all unvested stock options, unless the awards are assumed or otherwise continued.

PAY RATIO DISCLOSURE
In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Hees relative to the annual total compensation of our median employee.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation were calculated consistent with the disclosure requirement of executive compensation under the Summary Compensation Table.

To determine the annual total compensation, we examined the 2017 annualized base salaries plus target incentive bonus for all individuals, excluding our Chief Executive Officer, who were employed by us as of December 1, 2017. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary, and seasonal employees. We believe the use of base salaries plus target incentive bonus for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees.

After applying the methodology described above, our median employee compensation using the Summary Compensation Table requirements was $46,006. Our CEO’s compensation in the Summary Compensation Table was $4,194,179. Therefore, our CEO to median employee pay ratio is 91:1.

OWNERSHIP OF EQUITY SECURITIES
The following table shows the number of shares of our common stock beneficially owned as of February 27, 2018, unless otherwise noted, by each director, director nominee and Named Executive Officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has, to Kraft Heinz’s knowledge, sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1) (2)	Deferred Stock(3)	Total
Directors and Director Nominees:
Gregory E. Abel	—	15,708	15,708
Alexandre Behring	—	26,676	26,676
Tracy Britt Cool	—	17,011	17,011
Warren E. Buffett(4)	325,442,152	—	325,442,152
John T. Cahill(5)	781,338	6,175	787,513
Feroz Dewan	—	2,491	2,491
Jeanne P. Jackson	4,280	13,976	18,256
Jorge Paulo Lemann	—	15,708	15,708
Mackey J. McDonald	—	16,848	16,848
John C. Pope(6)	10,197	15,262	25,459
Marcel Herrmann Telles	—	15,343	15,343
Alexandre Van Damme (nominee)	6,000	—	6,000
George Zoghbi (nominee)	240,161	—	240,161
Named Executive Officers:(7)
Bernardo Hees	57,252	—	57,252
David Knopf	1,106	—	1,106
Paulo Basilio	27,146	—	27,146
Pedro Drevon	1,495	—	1,495
Rafael Oliveira	4,741	—	4,741
Carlos Piani	3,208	—	3,208
All directors and executive officers as a group (22 persons)(8)	326,599,842	145,198	326,745,040

(1)
Excluding shares held by Berkshire Hathaway (see table below), individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of February 27, 2018.

(2)
Includes the number of Kraft Heinz stock options that are exercisable, or will become exercisable, within 60 days after February 27, 2018 as follows: Mr. Cahill — 633,017; Mr. Zoghbi — 180,799; and all of our current executive officers as a group —0.

(3)
Includes RSUs and deferred shares held in the stock deferral plan under the Kraft Heinz Deferred Compensation Plan for Non-Management Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Compensation of Non-Employee Directors” above.

(4)	See table below regarding beneficial owners of more than 5% of our issued and outstanding common stock.

(5)	Mr. Cahill’s holdings include 148,321 shares of Common Stock held in grantor retained annuity trusts.

(6)	Includes 99 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trust for his children’s benefit.

(7)
These officers and Mr. Zoghbi were our Named Executive Officers in 2017. Effective October 1, 2017: i) Mr. Zoghbi concluded his service as Chief Operating Officer, U.S. Commercial business and transitioned to his current role as Special Advisor; ii) Mr. Basilio concluded his tenure as Chief Financial Officer and currently serves as Zone President of the U.S. and; iii) Mr. Knopf was appointed Executive Vice President and Chief Financial Officer.

(8)	This group includes, in addition to the individuals named in the table, Rashida La Lande, Eduardo Pelleissone, and Rodrigo Wickbold.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of February 27, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
3G Funds(2) c/o 3G Capital, Inc. 600 Third Avenue 37th Floor New York, New York 10016	290,727,687	23.9%
Warren E. Buffett(3) Berkshire Hathaway 3555 Farnam Street Omaha, Nebraska 68131	325,442,152	26.7%

(1)	Calculated based on 1,218,875,986 shares of our issued and outstanding common stock as of February 27, 2018.

(2)
Based on the Schedule 13G/A filed on February 15, 2017 by (i) 3G Global Food Holdings, a Cayman Islands limited partnership, (ii) 3G Global Food Holdings GP LP, a Cayman Islands limited partnership (“3G Global Food Holdings GP”), (iii) 3G Capital Partners II LP, a Cayman Islands limited partnership (“3G Capital Partners II”), (iv) 3G Capital Partners Ltd., a Cayman Islands exempted company (“3G Capital Partners Ltd”), and (v) 3G Capital Partners LP, a Cayman Islands limited partnership (“3G Capital Partners LP” and, together with 3G Global Food Holdings, 3G Global Food Holdings GP, 3G Capital Partners II and 3G Capital Partners LP, the “3G Funds”). According to the Schedule 13G/A filing, the 3G Funds own dispositive power over an aggregate of 290,727,687 shares of Kraft Heinz common stock. As a result of the relationships described above under “Corporate Governance and Board Matters — Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 616,169,839 shares of Kraft Heinz common stock.

(3)
Based on the Schedule 13G/A filed on February 15, 2017 by Warren E. Buffett and Berkshire Hathaway. As a result of the relationships described above under “Corporate Governance and Board Matters — Independence and Related Person Transactions,” Berkshire Hathaway, Mr. Buffett and the 3G Funds may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to hold 616,169,839 shares of Kraft Heinz common stock.

OTHER MATTERS THAT MAY BE
PRESENTED AT THE ANNUAL MEETING
We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons designated as proxies to vote in accordance with their best judgment. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.
PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS

1.	When and where is the Annual Meeting?
We will hold the Annual Meeting on Monday, April 23, 2018, at 11:00 a.m. EDT at the Offices of Reed Smith LLP, 225 Fifth Ave., Pittsburgh, PA 15222.

2.	Who is entitled to vote at the Annual Meeting?
The Board established February 22, 2018 as the record date (the “Record Date”) for the Annual Meeting. Stockholders holding shares of our common stock on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. At the close of business on the Record Date, 1,218,814,317 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?
You have received the proxy materials because, as of the Record Date, you directly held, and had the right to vote, shares of Kraft Heinz common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing stockholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” The proxy materials provide important information about Kraft Heinz and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered holders and beneficial holders?
The most common ways in which stockholders hold Kraft Heinz stock are:

•	directly with our transfer agent, Equiniti Trust Company (registered stockholders); and

•
indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial stockholder or stockholder in street name).

If you hold your shares as a registered stockholder, our agent provides the proxy materials to you and your vote instructs the proxies how to vote your shares.
If you hold your shares in street name as a beneficial stockholder, your broker, bank or other nominee provides the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares. If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan in accordance with the plan’s governing documents and applicable law.

5.	How is Kraft Heinz distributing proxy materials?
We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about March 2, 2018, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure Web site. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.	How may I request printed copies of the proxy materials?
We will send printed copies of proxy materials free of charge to any stockholder who requests copies by using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada;

•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to login and order copies; or

•	Via e-mail: Send us an e-mail at sendmaterial@proxyvote.com with the 16 digit control number in the subject line. Your e-mail must include the following information:

•	the 16-digit control number located in the box in the upper right-hand corner of your Notice;

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials;

•	an e-mail address; and

•	if you would like this election to apply to the delivery of materials for all future meetings, the word “Permanent” and the last 4 digits of your tax identification number in the e-mail.
These materials are also available at https://materials.proxyvote.com/500754.

7.	What is the quorum requirement?
A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

8.	What vote is needed to elect directors?
Our By-Laws provide that, to be elected at this Annual Meeting, a director nominee must receive more votes FOR than votes AGAINST. Abstentions and broker non-votes are not considered as votes FOR or votes AGAINST the nominees and will have no effect on the election of directors.
Under our Guidelines, in an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration. The Governance Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. In contested elections, the voting standard is a plurality of votes cast.
If a Director nominee should become unavailable to serve as a Director, an event that we do not anticipate occurring prior to or at the Annual Meeting, the persons designated as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

9.	What vote is needed to approve the other proposals?
Approval of each proposal, other than the election of directors, requires the favorable vote of a majority of votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the meeting. Abstentions and broker non-votes are not considered as votes cast and will have no effect on the matter.

10.	How do I vote my shares?
If you are a registered stockholder, you may vote:

•	via the Internet at www.proxyvote.com. The Internet voting system will be available until 11:59 p.m. EDT on April 22, 2018;

•
by telephone. If you are located within the United States and Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available until 11:59 p.m. EDT on April 22, 2018;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Monday, April 23, 2018; or

•	in person at the Annual Meeting. Please refer to Question 19 below for information regarding attendance at the Annual Meeting.
If you hold your shares in street name, you may vote:

•
via the Internet at www.proxyvote.com (16-digit control number is required), by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•
in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please refer to Question 19 below for information regarding attendance at the Annual Meeting.

11.	What are broker non-votes?
As described above in Question 4, if you hold your shares in street name, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares on “routine” matters. The ratification of the selection of the independent auditors (Proposal 3) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Proposal 3, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” with respect to those other items.

12.
I am a current/former Kraft or Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Heinz Savings/Kraft Heinz Union Savings Plans and/or the Kraft Heinz Canada ULC Retirement Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Kraft Heinz Stock Fund account(s). Your vote directs the plan(s) trustee(s) how to vote the shares allocated to your Kraft Heinz Stock Fund account(s).
In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Heinz Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on April 18, 2018. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered stockholders described in Question 10 above to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Kraft Heinz Stock Fund account(s) at the meeting.

13.	May I change or revoke my vote?
Yes. If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or by telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, IL 60601.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

14.	Who bears the cost of soliciting votes for the Annual Meeting?
We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities. We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial stockholders) and reimburse those firms for related out-of-pocket expenses.

15.	What is “Householding”?
Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Kraft Heinz common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A stockholder who wishes to receive a separate copy of the Notice or proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

16.	Are my votes confidential?
Yes. Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures or (d) as necessary to allow the inspector of election to certify the results.

17.	Who counts the votes?
Broadridge Financial Solutions, Inc. will receive and tabulate the proxies, and a representative of Broadridge Financial Solutions, Inc. will act as the inspector of election and will certify the results.

18.	How do I find out the voting results?
We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before April 27, 2018. The Form 8-K will be available at http://ir.kraftheinzcompany.com/sec-filings and on the SEC’s Web site at www.sec.gov.

19.	What do I need to do if I would like to attend the Annual Meeting?
If you would like to attend the Annual Meeting, you must have been a stockholder of record on the Record Date and you must obtain an admission ticket in advance. Admission tickets can be printed by accessing the “Register for Meeting” link at www.proxyvote.com and following the instructions provided (you will need the 16-digit control number included on your proxy card, voting instruction form or notice). Requests for admission tickets will be processed in the order in which they are received and must be requested no later than April 16, 2018. Stockholders may direct questions about the admission tickets to annualmeeting@KraftHeinzCompany.com or by calling 1-847-646-5494. Due to space constraints and other security considerations, we are not able to admit the guests of either stockholders or their legal proxy holders. Seating at the Annual Meeting is available on a first-come, first-served basis. In addition to an admission ticket, you will be asked to present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.
Security measures may include bag search, metal detector and other search devices. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones and other electronic devices is strictly prohibited.

2019 ANNUAL MEETING OF STOCKHOLDERS
We presently anticipate that the 2019 annual meeting of stockholders will be held on or about April 19, 2019.
Under our By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2019 annual meeting of stockholders, our Corporate Secretary must receive a stockholder’s written notice of nomination or proposal on or after November 24, 2018 and on or before December 24, 2018. If we change the date of an annual meeting by more than 30 days before or more than 60 days after the date of the previous year’s annual meeting, then we must receive this written notice no later than 120 days, and no earlier than 150 days, before the date of that annual meeting or, if the first public announcement of the date of an annual meeting is less than 120 days prior to the date of such annual meeting, then we must receive this written notice no later than the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.
Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of the release date of our proxy statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2019 proxy statement, we must receive a stockholder’s submission of a proposal on or before the close of business on November 2, 2018.
Stockholders should mail all nominations and proposals to our Corporate Secretary at The Kraft Heinz Company, 200 East Randolph Street, Suite 7600, Chicago, Illinois 60601. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address.

March 2, 2018	Rashida La Lande
Senior Vice President, Global General Counsel and Corporate Secretary

KraftHeinz

THE KRAFT HEINZ COMPANY
200 EAST RANDOLPH ST.
SUITE 7600
CHICAGO, IL 60601

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING ADMISSION
In order to attend the meeting, you must obtain an admission ticket by going to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E36514-P01346-Z71666 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KRAFT HEINZ COMPANY

The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1.

1. Election of Directors:	For	Against	Abstain
1a. Gregory E. Abel	☐	☐	☐
1b. Alexandre Behring	☐	☐	☐
1c. John T. Cahill	☐	☐	☐
1d. Tracy Britt Cool	☐	☐	☐
1e. Feroz Dewan	☐	☐	☐
1f. Jeanne P. Jackson	☐	☐	☐
1g. Jorge Paulo Lemann	☐	☐	☐
1h. John C. Pope	☐	☐	☐
1i. Marcel Herrmann Telles	☐	☐	☐

For address changes/comments, mark here. ☐
(see reverse for instructions)

	For	Against	Abstain
1j. Alexandre Van Damme	☐	☐	☐
1k. George Zoghbi	☐	☐	☐
The Board of Directors recommends a vote FOR Proposals 2 and 3.			
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2018.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 4.			
4. Shareholder proposal: resolution related to packaging.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE KRAFT HEINZ COMPANY
ANNUAL MEETING OF STOCKHOLDERS
Monday, April 23, 2018
11:00 a.m. EDT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E36515-P01346-Z71666

THE KRAFT HEINZ COMPANY
Annual Meeting of Stockholders
April 23, 2018 11:00 a.m. EDT
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 23, 2018.
The shares of stock held in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 3 and "AGAINST" Proposal 4.
By signing the proxy, you revoke all prior proxies and appoint Rashida La Lande and Chris H. Anderson and each or either of them with full power of substitution, to vote the shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof. In addition, if you are a current or former Kraft Heinz employee and have investments in the Kraft Heinz Stock Fund(s) of the Kraft Heinz Savings/Kraft Heinz Union Savings Plans and/or the Kraft Heinz Canada ULC Retirement Savings Plan, on February 22, 2018, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on April 18, 2018, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Heinz Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). If you are a participant in the Altria Deferred Profit-Sharing Plan for Hourly Employees, the Altria Deferred Profit-Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the MillerCoors LLC Employees' Retirement & Savings Plan, you are directing those plans' trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on April 18, 2018, the trustees will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Address changes/comments: ______________________________

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(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side